Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
WSFS FINANCIAL CORPORATION
AND
BRYN MAWR BANK CORPORATION
Dated as of March 9, 2021

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		2

1.1.	Merger.	2
1.2.	Time and Place of Closing.	2
1.3.	Effective Time.	2
1.4.	Charter.	2
1.5.	Bylaws.	2
1.6.	Directors and Officers.	3
1.7.	Bank Merger.	3

ARTICLE 2 MANNER OF CONVERTING SHARES		3

2.1.	Conversion of Shares.	3
2.2.	Anti-Dilution Provisions.	4
2.3.	Treatment of Bryn Mawr Equity Awards.	4
2.4.	Fractional Shares.	5

ARTICLE 3 EXCHANGE OF SHARES		5

3.1.	Exchange Procedures.	5

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF Bryn Mawr		7

4.1.	Organization, Standing, and Power.	7
4.2.	Authority of Bryn Mawr; No Breach By Agreement.	8
4.3.	Capitalization of Bryn Mawr.	9
4.4.	Bryn Mawr Subsidiaries.	10
4.5.	Regulatory Reports.	10
4.6.	Financial Matters.	11
4.7.	Books and Records.	13
4.8.	Absence of Undisclosed Liabilities.	13
4.9.	Absence of Certain Changes or Events.	13
4.10.	Tax Matters.	14
4.11.	Assets.	15
4.12.	Intellectual Property; Privacy.	16
4.13.	Environmental Matters.	17
4.14.	Compliance with Laws.	17
4.15.	Community Reinvestment Act Performance.	18
4.16.	Labor Relations.	18
4.17.	Employee Benefit Plans.	20
4.18.	Material Contracts.	23
4.19.	Agreements with Regulatory Authorities.	23
4.20.	Investment Securities.	24
4.21.	Derivative Instruments and Transactions.	24
4.22.	Legal Proceedings.	24
4.23.	Statements True and Correct.	25
4.24.	State Takeover Statutes and Takeover Provisions.	25
4.25.	Opinion of Financial Advisor.	25
4.26.	Tax and Regulatory Matters.	25

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4.27.	Loan Matters.	26
4.28.	Allowance for Credit Losses on Loans and Leases.	27
4.29.	Insurance.	27
4.30.	Brokers and Finders.	27
4.31.	Transactions with Affiliates and Insiders.	27
4.32.	Investment Advisory Services.	27
4.33.	Broker-Dealer Activities.	29
4.34.	Insurance Subsidiary.	30
4.35.	No Other Representations and Warranties.	31

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF WSFS		31

5.1.	Organization, Standing, and Power.	31
5.2.	Authority of WSFS; No Breach By Agreement.	31
5.3.	Capitalization of WSFS.	32
5.4.	WSFS Subsidiaries.	33
5.5.	Regulatory Reports.	33
5.6.	Financial Matters.	34
5.7.	Absence of Undisclosed Liabilities.	36
5.8.	Absence of Certain Changes or Events.	36
5.9.	Tax Matters.	36
5.10.	Compliance with Laws.	37
5.11.	Agreements with Regulatory Authorities.	38
5.12.	Legal Proceedings.	38
5.13.	Statements True and Correct.	38
5.14.	Tax and Regulatory Matters.	39
5.15.	Brokers and Finders.	39
5.16.	Opinion of Financial Advisor.	39
5.17.	Employee Benefit Plans.	39
5.18.	Information Security.	40
5.19.	Loan Matters.	40
5.20.	State Takeover Statutes and Takeover Provisions.	40
5.21.	No Other Representations and Warranties.	41

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		41

6.1.	Affirmative Covenants of Bryn Mawr.	41
6.2.	Negative Covenants of Bryn Mawr.	41
6.3.	Covenants of WSFS.	45

ARTICLE 7 ADDITIONAL AGREEMENTS		45

7.1.	Registration Statement; Joint Proxy/Prospectus; Stockholder Approval.	45
7.2.	Acquisition Proposals.	47
7.3.	Exchange Listing.	49
7.4.	Consents of Regulatory Authorities.	49
7.5.	Access to Information; Confidentiality and Notification of Certain Matters.	50
7.6.	Press Releases.	51
7.7.	Tax Treatment.	51
7.8.	Employee Benefits and Contracts.	52
7.9.	Indemnification.	54

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7.10.	Operating Functions.	55
7.11.	Stockholder Litigation.	56
7.12.	Legal Conditions to Mergers; Additional Agreements.	56
7.13.	Dividends.	56
7.14.	Change of Method.	56
7.15.	Restructuring Efforts.	57
7.16.	Corporate Governance.	57
7.17.	Takeover Statutes.	57
7.18.	Exemption from Liability Under Section 16(b).	57
7.19.	Service Agreements.	58
7.20.	Assumption of Bryn Mawr Debt.	58

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		58

8.1.	Conditions to Obligations of Each Party.	58
8.2.	Conditions to Obligations of WSFS.	59
8.3.	Conditions to Obligations of Bryn Mawr.	60

ARTICLE 9 TERMINATION		61

9.1.	Termination.	61
9.2.	Effect of Termination.	62
9.3.	Non-Survival of Representations and Covenants.	62

ARTICLE 10 MISCELLANEOUS		62

10.1.	Definitions.	62
10.2.	Referenced Pages.	73
10.3.	Expenses.	75
10.4.	Entire Agreement; No Third Party Beneficiaries.	76
10.5.	Amendments.	76
10.6.	Waivers.	76
10.7.	Assignment.	77
10.8.	Notices.	77
10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial.	78
10.10.	Counterparts; Signatures.	78
10.11.	Captions; Articles and Sections.	79
10.12.	Interpretations.	79
10.13.	Enforcement of Agreement.	79
10.14.	Severability.	79
10.15.	Confidential Supervisory Information.	79

Exhibit A - Form of Bryn Mawr Voting Agreement

Exhibit B - List of Bryn Mawr Officers Subject to Service Agreements

Exhibit C - Subsidiary Plan of Merger

Bryn Mawr’s Disclosure Memorandum

WSFS’s Disclosure Memorandum

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 9, 2021, by and between WSFS Financial Corporation (“WSFS”), a Delaware corporation, and Bryn Mawr Bank Corporation (“Bryn Mawr”), a Pennsylvania corporation.

Preamble

The board of directors of Bryn Mawr has approved this Agreement and determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Bryn Mawr and its shareholders.

The board of directors of WSFS has approved this Agreement and determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of WSFS and its stockholders.

Upon the terms and subject to the conditions of this Agreement and in accordance with the Pennsylvania Business Corporation Law (the “PBCL”) and the Delaware General Corporation Law (the “DGCL”), Bryn Mawr will merge with and into WSFS (the “Merger”), with WSFS as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

Simultaneously with the Merger, Bryn Mawr Bank, a Pennsylvania chartered bank and a wholly owned subsidiary of The Bryn Mawr Trust Company (“Bryn Mawr Bank”) or a successor thereof, will merge with and into Wilmington Savings Fund Society, FSB, a federal savings bank and a wholly owned subsidiary of WSFS (“WSFS Bank”), with WSFS Bank as the surviving bank, sometimes referred to in such capacity as the “Surviving Bank” (the “Bank Merger,” and together with the Merger, the “Mergers”).

As a condition and an inducement for WSFS to enter into this Agreement, each of the directors and each of the executive officers of Bryn Mawr have simultaneously herewith entered into a Voting Agreement (each a “Bryn Mawr Voting Agreement”), in the form of Exhibit A.

As a condition and an inducement for WSFS’s willingness to enter into this Agreement, certain employees of Bryn Mawr set forth on Exhibit B hereto have simultaneously herewith entered into service agreements with WSFS, in form and substance acceptable to WSFS and such employees of Bryn Mawr, to be effective upon the Closing (the “Service Agreements”).

It is the intention of the Parties that the Merger and the Bank Merger for federal income tax purposes shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code for each such Merger.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe to certain conditions to the Mergers.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1.    Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Bryn Mawr shall be merged with and into WSFS in accordance with the provisions of the PBCL and the DGCL with the effects set forth in the PBCL and the DGCL. WSFS shall be the Surviving Corporation resulting from the Merger, and shall (i) continue its corporate existence under the laws of the State of Delaware and (ii) succeed to and assume all the rights and obligations of Bryn Mawr in accordance with the PBCL and the DGCL. Upon consummation of the Merger, the separate corporate existence of Bryn Mawr shall terminate.

1.2.    Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties may mutually agree in writing (the “Closing Date”). The Closing shall be held at the offices of Covington & Burling LLP, located at 850 Tenth Street NW, Washington, DC 20001, or at such other place as the Parties may mutually agree (including remotely by electronic exchange of executed signature pages according to procedures agreed upon by the Parties and their respective counsel).

1.3.    Effective Time.

The Merger shall become effective (the “Effective Time”) on the date and at the time specified in (i) the statement of merger to be filed with the Bureau of Corporations and Charitable Organizations of the Pennsylvania Department of State and (ii) the certificate of merger to be filed with the Secretary of State of the State of Delaware. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing, the Parties shall cause the Effective Time to occur no later than the third Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time).

1.4.    Charter.

The certificate of incorporation of WSFS in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

1.5.    Bylaws.

The bylaws of WSFS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.6.    Directors and Officers.

Subject to Section 7.16, the directors of WSFS in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of WSFS in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

1.7.    Bank Merger.

Simultaneously with the Merger, Bryn Mawr Bank, will merge with and into WSFS Bank, with WSFS Bank as the Surviving Bank. Following the Bank Merger, the separate existence of Bryn Mawr Bank shall terminate. The Parties agree that the Bank Merger shall become effective simultaneously with the Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in the form of Exhibit C (the “Subsidiary Plan of Merger”). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) Bryn Mawr shall cause the board of directors of Bryn Mawr Bank to approve the Subsidiary Plan of Merger, and Bryn Mawr, as the sole shareholder of Bryn Mawr Bank, shall approve the Subsidiary Plan of Merger and Bryn Mawr shall cause the Subsidiary Plan of Merger to be duly executed by Bryn Mawr Bank and delivered to WSFS; (ii) Bryn Mawr shall cause the board of directors of Bryn Mawr Bank to approve the conversion of Bryn Mawr Bank to a federal savings bank immediately prior to the Effective Time (the “Charter Conversion”) and to file an application for the Charter Conversion with the Office of the Comptroller of the Currency (the “OCC”); and (iii) WSFS shall cause the board of directors of WSFS Bank to approve the Subsidiary Plan of Merger, and WSFS, as the sole stockholder of WSFS Bank, shall approve the Subsidiary Plan of Merger and WSFS shall cause the Subsidiary Plan of Merger to be duly executed by WSFS Bank and delivered to Bryn Mawr. Prior to the Effective Time, Bryn Mawr shall cause Bryn Mawr Bank, and WSFS shall cause WSFS Bank, to execute and file applicable articles or certificates of merger, and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Merger.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1.    Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of WSFS, Bryn Mawr or the stockholders of any of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a)    Each share of capital stock of WSFS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall not be affected by the Merger.

(b)    Each share of Bryn Mawr Common Stock issued and outstanding immediately prior to the Effective Time that is held by Bryn Mawr, any Bryn Mawr Subsidiary, WSFS or any WSFS Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares”) shall automatically be canceled and retired and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

(c)    Each share of Bryn Mawr Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted into the right to receive, without interest, 0.90 of a share (the “Exchange Ratio”) of WSFS Common Stock (the “Merger Consideration”).

(d)    Each share of Bryn Mawr Common Stock, when so converted pursuant to Section 2.1(c) shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of Bryn Mawr that immediately prior to the Effective Time represented shares of Bryn Mawr Common Stock shall cease to have any rights with respect to such Bryn Mawr Common Stock other than the right to receive the Merger Consideration in accordance with ARTICLE 3, including the right, if any, to receive pursuant to Section 2.4, cash in lieu of fractional shares of WSFS Common Stock into which such shares of Bryn Mawr Common Stock have been converted together with the amounts, if any, payable pursuant to Section 3.1(d).

2.2.    Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of Bryn Mawr Common Stock or securities convertible or exchangeable into or exercisable for shares of Bryn Mawr Common Stock or the issued and outstanding shares of WSFS Common Stock or securities convertible or exchangeable into or exercisable for shares of WSFS Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, or there shall be any special or extraordinary dividend or distribution, then, the Merger Consideration (including the Exchange Ratio) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change and to give holders of Bryn Mawr Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.2 shall be considered to permit any Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.3.    Treatment of Bryn Mawr Equity Awards.

(a)    At the Effective Time, each option granted by Bryn Mawr to purchase a share of Bryn Mawr Common Stock under a Bryn Mawr Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Bryn Mawr Stock Option”) shall, automatically and without any required action on the part of the holder thereof, be canceled and converted into the right to receive from WSFS a cash payment equal to the difference, if positive, between the Per Share Cash Equivalent Consideration and the exercise price of the Bryn Mawr Stock Option. Any Bryn Mawr Stock Option with an exercise price that equals or exceeds the Per Share Cash Equivalent Consideration shall be canceled with no consideration being paid to the optionholder with respect to such Bryn Mawr Stock Option.

(b)    At the Effective Time, each award in respect of a share of Bryn Mawr Common Stock subject to vesting, repurchase or other lapse restriction granted under a Bryn Mawr Stock Plan that is either outstanding or subject to a restricted stock unit or other Equity Right (other than a Bryn Mawr Stock Option) immediately prior to the Effective Time (a “Bryn Mawr Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such Bryn Mawr Restricted Stock Award deemed to have been fully achieved (or achieved at the target level if more than one level of achievement has been contemplated)) and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.1(c) and treating the shares of Bryn Mawr Common Stock subject to such Bryn Mawr Restricted Stock Award in the same manner as all other shares of Bryn Mawr Common Stock for such purposes. WSFS shall pay or issue the consideration described in this Section 2.3(b) within ten days following the Effective Time. WSFS and the Affiliates of WSFS shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Bryn Mawr Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law.

(c)    At or prior to the Effective Time, Bryn Mawr, the board of directors of Bryn Mawr or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.3.

2.4.    Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of WSFS Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of WSFS shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of WSFS. Notwithstanding any other provision of this Agreement, each holder of shares of Bryn Mawr Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WSFS Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of WSFS Common Stock that such holder of shares of Bryn Mawr Common Stock would otherwise have been entitled to receive pursuant to Section 2.1(c) by (ii) the Average Closing Price.

ARTICLE 3
EXCHANGE OF SHARES

3.1.    Exchange Procedures.

(a)    Deposit of Merger Consideration. At or prior to the Effective Time, WSFS shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to Bryn Mawr (the “Exchange Agent”), for the benefit of the holders of record of shares of Bryn Mawr Common Stock (excluding the Canceled Shares) issued and outstanding immediately prior to the Effective Time (the “Holders”), for exchange in accordance with this ARTICLE 3, (i) certificates or, at WSFS’s option, evidence of WSFS Common Stock in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as “WSFS Certificates”) for shares of WSFS Common Stock equal to the aggregate Merger Consideration and (ii) immediately available funds for any cash payable in lieu of fractional shares pursuant to Section 2.4, to the extent then determinable (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by WSFS, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration and other amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to WSFS. WSFS shall instruct the Exchange Agent to timely pay the Merger Consideration and cash in lieu of fractional shares, in accordance with this Agreement.

(b)    Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than seven days following the Effective Time, WSFS shall cause the Exchange Agent to mail to each Holder of a Certificate or Book-Entry Share notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon (i) with respect to shares evidenced by Certificates, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto, to the Exchange Agent (and such other documents as the Exchange Agent may reasonably request) and (ii) with respect to Book-Entry Shares, proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence (if any) of the transfer as the Exchange Agent may reasonably request). Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (x) the Merger Consideration in non-certificated book-entry form and (y) a check representing the amount of any cash in lieu of fractional shares (which such Holder has the right to receive pursuant to Section 2.4) and any dividends or distributions which the Holder thereof has the right to receive pursuant to Section 3.1(d), in each case which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this ARTICLE 3, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any cash in lieu of fractional shares payable upon the surrender of the Certificates or Book-Entry Shares.

(c)    Share Transfer Books. At the Effective Time, the share transfer books of Bryn Mawr shall be closed, and thereafter there shall be no further registration of transfers of shares of Bryn Mawr Common Stock. From and after the Effective Time, Holders who held shares of Bryn Mawr Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Bryn Mawr Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor, subject, however, to WSFS’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Bryn Mawr in respect of such shares of Bryn Mawr Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 2.4 and any dividends or distributions (if any) pursuant to Section 3.1(d) with respect to the shares of Bryn Mawr Common Stock formerly represented thereby.

(d)    Dividends with Respect to WSFS Common Stock. No dividends or other distributions declared (if any) with respect to WSFS Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of WSFS Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Shares (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book Entry Shares (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the whole shares of WSFS Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of WSFS Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of WSFS Common Stock.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to WSFS Common Stock) to which they are entitled under this ARTICLE 3 shall thereafter look only to WSFS and the Surviving Corporation for payment of their claims with respect thereto.

(f)    No Liability. None of WSFS, Bryn Mawr, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Withholding Rights. Each and any of WSFS, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from cash in lieu of fractional shares of WSFS Common Stock, cash dividends or distributions payable pursuant to Section 3.1(d) or any other cash amounts otherwise payable pursuant to this Agreement to any Person, such amounts or property (or portions thereof) as WSFS, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by WSFS, the Surviving Corporation, or the Exchange Agent, as applicable.

(h)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares and dividend or distributions to which the holder thereof is entitled pursuant to this Agreement.

(i)    Change in Name on Certificate. If any WSFS Certificate representing shares of WSFS Common Stock is to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a WSFS Certificate representing shares of WSFS Common Stock in any name other than that of the registered holder of the Certificates or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BRYN MAWR

Except as Previously Disclosed, Bryn Mawr hereby represents and warrants to WSFS as follows:

4.1.    Organization, Standing, and Power.

(a)    Status of Bryn Mawr. Bryn Mawr is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Bryn Mawr is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr. As of the date hereof, Bryn Mawr is a bank holding company duly registered with the Federal Reserve under the BHC Act and, upon and following completion of the Charter Conversion, will become a savings and loan holding company duly registered with the Federal Reserve under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). True, complete and correct copies of the articles of incorporation of Bryn Mawr and the bylaws of Bryn Mawr, each as in effect as of the date of this Agreement, have been delivered or made available to WSFS.

(b)    Status of Bryn Mawr Bank. Bryn Mawr Bank is a direct, wholly owned Subsidiary of Bryn Mawr, is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, is authorized under applicable Law to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted. As of the date hereof, Bryn Mawr Bank is authorized by the Pennsylvania Department of Banking and Securities (“PDBS”) and the FDIC to engage in the business of banking as a Pennsylvania-chartered bank and, upon and following completion of the Charter Conversion, will be authorized by the OCC to engage in the business of banking as a federal savings bank. Bryn Mawr Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification, except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr. True, complete and correct copies of the articles of incorporation and bylaws of Bryn Mawr Bank, each as in effect as of the date of this Agreement, have been delivered or made available to WSFS.

4.2.    Authority of Bryn Mawr; No Breach By Agreement.

(a)    Authority. Bryn Mawr has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of Bryn Mawr entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “Bryn Mawr Shareholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Bryn Mawr and Bryn Mawr Bank (including, approval by, and a determination by the boards of directors of Bryn Mawr and Bryn Mawr Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of Bryn Mawr’s shareholders and Bryn Mawr Bank’s shareholder and directing the submission of this Agreement to a vote at a meeting of shareholders), subject to receipt of the Bryn Mawr Shareholder Approval. Subject to the Bryn Mawr Shareholder Approval, and assuming the due authorization, execution and delivery by WSFS, this Agreement represents a legal, valid, and binding obligation of Bryn Mawr, enforceable against Bryn Mawr in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”)).

(b)    No Conflicts. Subject to the receipt of the Bryn Mawr Shareholder Approval, neither the execution and delivery of this Agreement by Bryn Mawr, nor the consummation by Bryn Mawr of the transactions contemplated hereby, nor compliance by Bryn Mawr with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Bryn Mawr’s articles of incorporation, bylaws or other governing instruments, or the articles of incorporation or association, bylaws or other governing instruments of any Bryn Mawr Entity or any resolution adopted by the board of directors or the shareholders of any Bryn Mawr Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any Bryn Mawr Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective Assets of any Bryn Mawr Entity under any of the terms, conditions or provisions of any Contract or Permit of any Bryn Mawr Entity or under which any of their respective Assets may be bound, except (in the case of clause (y) above) where such violations, conflicts, or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr.

(c)    Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the PBCL, the DGCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Bryn Mawr or Bryn Mawr Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, Bryn Mawr does not have any Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

4.3.    Capitalization of Bryn Mawr.

(a)    Ownership. The authorized capital stock of Bryn Mawr consists of (i) 100,000,000 shares of Bryn Mawr Common Stock, $1.00 par value per share and (ii) no shares of preferred stock. As of the close of business on March 4, 2021, (i) 19,930,498 shares of Bryn Mawr Common Stock (excluding treasury shares) were issued and outstanding, (ii) 4,784,270 shares of Bryn Mawr Common Stock were held by Bryn Mawr in its treasury, (iii) 459,793 shares of Bryn Mawr Common Stock were granted in respect of outstanding Bryn Mawr Restricted Stock Awards, (iv) 225 shares of Bryn Mawr Common Stock were reserved for issuance upon the exercise of outstanding Bryn Mawr Stock Options, (v) no shares of Bryn Mawr preferred stock were issued and outstanding or held by Bryn Mawr in its treasury, and (vi) 50,576 shares of Bryn Mawr Common Stock were held in a rabbi trust under a deferred compensation arrangement. As of the Effective Time, no more than (A) 24,765,569 shares of Bryn Mawr Common Stock will be issued and outstanding (excluding treasury shares), (B) 4,784,270 shares of Bryn Mawr Common Stock will be held by Bryn Mawr in its treasury, and (C) no shares of Bryn Mawr preferred stock will be issued and outstanding or held by its treasury.

(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Bryn Mawr have been duly authorized and are validly issued, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Bryn Mawr has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Bryn Mawr.

(c)    Outstanding Equity Rights. Other than the Bryn Mawr Stock Options and the Bryn Mawr Restricted Stock Awards, in each case, outstanding as of the date of this Agreement and set forth in Sections 4.3(a)(iii) and 4.3(a)(iv), there are no (i) existing Equity Rights with respect to the securities of Bryn Mawr, (ii) Contracts under which Bryn Mawr is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Bryn Mawr, (iii) Contracts under which Bryn Mawr is or may become obligated to register shares of Bryn Mawr’s capital stock or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Bryn Mawr is a party or of which Bryn Mawr has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Bryn Mawr, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Bryn Mawr may vote. No Bryn Mawr Subsidiary owns any capital stock of Bryn Mawr.

4.4.    Bryn Mawr Subsidiaries.

(a)    Bryn Mawr has no direct or indirect Subsidiaries nor owns any equity interests in any other Person, other than Bryn Mawr Bank and the entities set forth in Section 4.4(a)(i) of Bryn Mawr’s Disclosure Memorandum and indirect ownership through Bryn Mawr Bank of the entities set forth in Section 4.4(a)(ii) of Bryn Mawr’s Disclosure Memorandum. The authorized capital stock of Bryn Mawr Bank consists of 600,000 shares of common stock, par value $5.00 per share (the “Bryn Mawr Bank Common Stock”), and 411,840 shares of Bryn Mawr Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Bryn Mawr Bank Common Stock are directly and beneficially owned and held by Bryn Mawr. Bryn Mawr or Bryn Mawr Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Bryn Mawr Subsidiaries.

(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock or equity interests of Bryn Mawr Bank and, each other Bryn Mawr Subsidiary have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned by the Bryn Mawr Entity free and clear of any Lien. None of the outstanding shares of capital stock or equity interests of Bryn Mawr Bank and each other Bryn Mawr Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders or equity interest holder of Bryn Mawr Bank and each other Bryn Mawr Subsidiary. The deposits in Bryn Mawr Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Bryn Mawr, threatened. The articles of incorporation or association, certificate of organization, bylaws, or other governing documents of each Bryn Mawr Subsidiary comply with applicable Law.

(c)    Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the capital stock or equity interests of Bryn Mawr Bank and each other Bryn Mawr Subsidiary, (ii) Contracts under which Bryn Mawr Bank and any other Bryn Mawr Subsidiary] is or may become obligated to sell, issue, transfer, or otherwise dispose of or redeem, purchase or otherwise acquire any of its capital stock or equity interests (other than to another Bryn Mawr Entity), (iii) Contracts under which Bryn Mawr Bank or any other Bryn Mawr Subsidiary is or may become obligated to register shares of capital stock, equity interests or other securities under the Securities Act, (iv) shareholder agreements, voting trusts or other Contracts to which Bryn Mawr Bank or any other Bryn Mawr Subsidiary is a party or of which such entity has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of such entity, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders or equity interest holders of Bryn Mawr Bank and each other Bryn Mawr Subsidiary may vote.

4.5.    Regulatory Reports.

(a)    Bryn Mawr’s Reports. Since December 31, 2017, Bryn Mawr has filed on a timely basis, all reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents required to be filed or furnished by it with any Regulatory Authority, including under any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Bryn Mawr is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)    Bryn Mawr SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Bryn Mawr Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2017 (the “Bryn Mawr SEC Reports”) is publicly available. No such Bryn Mawr SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Bryn Mawr SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Bryn Mawr has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Bryn Mawr SEC Reports.

(c)    Bryn Mawr Bank’s Reports. Since December 31, 2017, Bryn Mawr Bank has duly filed with the Federal Reserve and PDBS and any other applicable Regulatory Authorities, as the case may be, all reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents, required to be filed or furnished by it under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Bryn Mawr Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Bryn Mawr Entity since December 31, 2017.

4.6.    Financial Matters.

(a)    Financial Statements. The Bryn Mawr Financial Statements included or incorporated by reference in the Bryn Mawr SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the Bryn Mawr Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Bryn Mawr Entities as of the respective dates set forth therein and the consolidated results of operations, shareholders’ equity and cash flows of the Bryn Mawr Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated Bryn Mawr Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of Bryn Mawr as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Bryn Mawr for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)    Call Reports. The financial statements contained in the Call Reports of Bryn Mawr Bank for the periods ended December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Bryn Mawr Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of Bryn Mawr Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will be prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Bryn Mawr Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Bryn Mawr Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)    Systems and Processes. Each of Bryn Mawr and Bryn Mawr Bank have in place sufficient systems and processes that are customary for a financial institution of the size of Bryn Mawr and Bryn Mawr Bank and that are designed to (i) provide reasonable assurances regarding the reliability of Bryn Mawr Financial Statements and Bryn Mawr Bank’s financial statements and (ii) in a timely manner accumulate and communicate to Bryn Mawr and Bryn Mawr Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Bryn Mawr Financial Statements and Bryn Mawr Bank’s financial statements or any report or filing to be filed or provided to any Regulatory Authority. Since December 31, 2017, neither Bryn Mawr nor Bryn Mawr Bank nor, to Bryn Mawr’s Knowledge, any employee, auditor, accountant or representative of any Bryn Mawr Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Bryn Mawr Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to credit loss reserves, write-downs, charge-offs and accruals) of any Bryn Mawr Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Bryn Mawr Entity has engaged in questionable accounting or auditing practices. No attorney representing any Bryn Mawr Entity, whether or not employed by any Bryn Mawr Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Bryn Mawr or any of its officers, directors or employees to the board of directors of Bryn Mawr or any committee thereof or to any director or officer of Bryn Mawr. To Bryn Mawr’s Knowledge, there has been no instance of fraud by any Bryn Mawr Entity, whether or not material, that occurred during any period covered by Bryn Mawr.

(d)    Records. The records, systems, controls, data and information of the Bryn Mawr Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Bryn Mawr Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr. Bryn Mawr (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the Bryn Mawr Financial Statements and to ensure that information relating to the Bryn Mawr Entities is made known to the chief executive officer, chief financial officer or other members of executive management of Bryn Mawr by others within those entities as appropriate (A) to allow timely decisions to be made regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Bryn Mawr, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Bryn Mawr are being made only in accordance with authorizations of management and directors of Bryn Mawr and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Bryn Mawr’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Bryn Mawr’s outside auditors and the audit committee of the board of directors of Bryn Mawr (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Bryn Mawr’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Bryn Mawr’s internal controls over financial reporting. To the Knowledge of Bryn Mawr, there is no reason to believe that Bryn Mawr’s outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)    Auditor Independence. Since December 31, 2017, the independent registered public accounting firm engaged to express its opinion with respect to the Bryn Mawr Financial Statements included in the Bryn Mawr SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Bryn Mawr and Bryn Mawr Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Bryn Mawr or Bryn Mawr Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7.    Books and Records.

Since December 31, 2017, the Books and Records of Bryn Mawr and Bryn Mawr Bank have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by Bryn Mawr and Bryn Mawr Bank.

4.8.    Absence of Undisclosed Liabilities.

No Bryn Mawr Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course that are not material in amount, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Bryn Mawr as of December 31, 2020 included in the Bryn Mawr Financial Statements at and for the period ending December 31, 2020.

4.9.    Absence of Certain Changes or Events.

(a)    Since December 31, 2020, there has not been a Material Adverse Effect on Bryn Mawr.

(b)    Since December 31, 2020, except with respect to the transactions contemplated hereby, (i) the Bryn Mawr Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Bryn Mawr Entity whether or not covered by insurance, (iii) Bryn Mawr has not made, declared, paid or set aside for payment any dividend or set any record date for or declared or made any other distribution in respect of Bryn Mawr’s capital stock or other equity interests (except for regular quarterly cash dividends by Bryn Mawr at a rate not in excess of $0.27 per share of Bryn Mawr Common Stock), (iv) there has not been any change in any Bryn Mawr Entity’s Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, and (v) there has not been any increase in the compensation payable or that could become payable by any Bryn Mawr Entity to officers or Key Employees or any amendment of any of the Bryn Mawr Benefit Plans other than increases or amendments in the Ordinary Course.

4.10.    Tax Matters.

(a)    All Bryn Mawr Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and Tax Returns of the Bryn Mawr Entities are correct and complete in all material respects. None of the Bryn Mawr Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the Bryn Mawr Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Bryn Mawr Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Bryn Mawr Entity does not file a Tax Return that such Bryn Mawr Entity may be subject to Taxes by that jurisdiction.

(b)    None of the Bryn Mawr Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Bryn Mawr Entity or the Assets of any Bryn Mawr Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established. None of the Bryn Mawr Entities has waived any statute of limitations in respect of any Taxes.

(c)    Each Bryn Mawr Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)    The unpaid Taxes of each Bryn Mawr Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Bryn Mawr Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Bryn Mawr Entities in filing their Tax Returns.

(e)    None of the Bryn Mawr Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Bryn Mawr Entities and other than any Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Bryn Mawr Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Bryn Mawr) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Bryn Mawr is parent), or as a transferee or successor.

(f)    During the five-year period ending on the date hereof, none of the Bryn Mawr Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Bryn Mawr Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)    Each Bryn Mawr Benefit Plan or other arrangement of a Bryn Mawr Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies the requirements of Section 409A of the Internal Revenue Code and has been operated in compliance with the requirements of Section 409A of the Internal Revenue Code and in all material respects in compliance with the terms of such plan document, in each case such that no Tax is or has been due, payable or reportable under Section 409A of the Internal Revenue Code. No Bryn Mawr Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A, Section 4999 or Section 280G of the Internal Revenue Code. No Bryn Mawr Entity is party to or has any obligations under any nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code that is required to be aggregated under Section 409A of the Internal Revenue Code with the arrangements listed on Section 4.10(g) Bryn Mawr’s Disclosure Memorandum.

(h)    None of the Bryn Mawr Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Bryn Mawr Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.11.    Assets.

Each Bryn Mawr Entity has good and marketable title to those Assets reflected in the most recent Bryn Mawr Financial Statements as being owned by such Bryn Mawr Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (d) Liens or similar security interests held by the Federal Home Loan Bank in the Ordinary Course, and (e) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Bryn Mawr is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent Bryn Mawr Financial Statements (except real property sold or otherwise disposed of in the Ordinary Course since the date hereof and leases that have expired or been terminated in the Ordinary Course since the date hereof), free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Bryn Mawr, the lessor. There are no pending or, to the Knowledge of Bryn Mawr, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Bryn Mawr. The Bryn Mawr Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

4.12.    Intellectual Property; Privacy.

(a)    Each Bryn Mawr Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Bryn Mawr Entity as it is currently conducted. Each Bryn Mawr Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Bryn Mawr Entity in connection with its business operations, and such Bryn Mawr Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Bryn Mawr Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Bryn Mawr threatened, which challenge the rights of any Bryn Mawr Entity with respect to Intellectual Property used, sold or licensed by such Bryn Mawr Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property owned or purported to be owned by any Bryn Mawr Entity. To the Knowledge of Bryn Mawr, the conduct of the business of each Bryn Mawr Entity and the use of any Intellectual Property by each Bryn Mawr Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person. Since December 31, 2017, no Person has asserted to Bryn Mawr in writing that any Bryn Mawr Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person.

(b)    (i) The computer, information technology and data processing systems, facilities and services used by the Bryn Mawr Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Bryn Mawr Systems”), are reasonably sufficient for the conduct of the respective businesses of the Bryn Mawr Entities as currently conducted and (ii) the Bryn Mawr Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Bryn Mawr Entities as currently conducted. To Bryn Mawr’s Knowledge, no third party has gained unauthorized access to any Bryn Mawr Systems owned or controlled by any Bryn Mawr Entity, and the Bryn Mawr Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Bryn Mawr Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Bryn Mawr Entity has implemented backup and business continuity policies, procedures and systems with disaster recovery practices consistent with generally accepted industry standards applicable to such Bryn Mawr Entity and sufficient to reasonably maintain the operation of the respective business of such Bryn Mawr Entity in all material respects. Each Bryn Mawr Entity has implemented and maintains commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(c)    Since December 31, 2017, each Bryn Mawr Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Bryn Mawr’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by any Bryn Mawr Entity or any other Person.

4.13.    Environmental Matters.

(a)    Each Bryn Mawr Entity, its Participation Facilities, and its Operating Properties are, and have been since December 31, 2017, in compliance, in all material respects, with all applicable Environmental Laws.

(b)    There is no material Litigation pending or, to the Knowledge of Bryn Mawr, threatened before any Regulatory Authority or other forum in which any Bryn Mawr Entity or any of its Operating Properties or Participation Facilities (or Bryn Mawr in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Bryn Mawr Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence. No Bryn Mawr Entity is subject to any Order imposing any Liability or obligation with respect to any Environmental Law that has had or may have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr, nor is any such Order threatened.

(c)    No Hazardous Material is or has been present on, at, around or under any property, whether currently or formerly owned, leased, or operated by any Bryn Mawr Entity or any of its Operating Properties or Participation Facilities, or any other property, in quantities or concentrations that require remediation by or would give rise to Liability for any Bryn Mawr Entity pursuant to applicable Environmental Laws.

4.14.    Compliance with Laws.

(a)    Each Bryn Mawr Entity has, and since December 31, 2017, has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr. Since December 31, 2017, there has occurred no material Default under any such Permit and to the Knowledge of Bryn Mawr, no suspension or cancellation of any such Permit is threatened. None of the Bryn Mawr Entities:

(i)    is in Default under any of the provisions of its articles of incorporation or association or bylaws (or other governing instruments);

(ii)    is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)    subject to Section 10.15, has since December 31, 2017 received any written notification or communication from any Regulatory Authority or the staff thereof asserting that any Bryn Mawr Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity, or in troubled condition.

(b)    Each Bryn Mawr Entity is in compliance in all material respects with all applicable Laws, and all Orders or conditions imposed in writing by a Regulatory Authority to which it or its Assets may be subject. Bryn Mawr and Bryn Mawr Bank are “well-capitalized” (as that term is defined in applicable Laws).

(c)    Since December 31, 2017, Bryn Mawr Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws.

(d)    Since December 31, 2017, each Bryn Mawr Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any Bryn Mawr Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws. Since December 31, 2017, no Bryn Mawr Entity nor, to Bryn Mawr’s Knowledge, any director, officer, or employee of any Bryn Mawr Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.15.    Community Reinvestment Act Performance.

Bryn Mawr Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and Bryn Mawr has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Bryn Mawr Bank having its current rating lowered such that it is no longer “satisfactory” or better.

4.16.    Labor Relations.

(a)    No Bryn Mawr Entity is the subject of any pending or, to the Knowledge of Bryn Mawr, threatened Litigation asserting that it or any other Bryn Mawr Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Bryn Mawr Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Bryn Mawr Entity, predecessor, or Affiliate of a Bryn Mawr Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Bryn Mawr’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Bryn Mawr Entity or Affiliate of a Bryn Mawr Entity is currently negotiating any collective bargaining agreement. To the Knowledge of Bryn Mawr, since December 31, 2017, there has not been any attempt by any Bryn Mawr Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Bryn Mawr Entity. The employment of each employee of Bryn Mawr Entity are terminable at will by the relevant Bryn Mawr Entity without any penalty, liability or severance obligation incurred by any Bryn Mawr Entity.

(b)    Section 4.16(b) of Bryn Mawr’s Disclosure Memorandum separately sets forth all of Bryn Mawr’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, bonuses, incentives, or commissions paid since January 1, 2020, and visa and greencard application status. Bryn Mawr has made available to WSFS prior to the execution of this Agreement, a list, by employee, of all fringe benefits other than employee benefits applicable to all employees, which benefits are set forth on Section 4.17(a) of Bryn Mawr’s Disclosure Memorandum. To Bryn Mawr’s Knowledge, no employee of any Bryn Mawr Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way materially adversely affects or restricts the performance of such employee’s duties. No Key Employee of any Bryn Mawr Entity has provided written notice to a Bryn Mawr Entity of his or her intent to terminate his or her employment with the applicable Bryn Mawr Entity as of the date hereof, and, as of the date hereof, to Bryn Mawr’s Knowledge, no Key Employee intends to terminate his or her employment with Bryn Mawr before Closing.

(c)    Section 4.16(c) of Bryn Mawr’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each individual who has personally provided services to any Bryn Mawr Entity as an independent contractor, consultant, freelancer or other service provider (collectively, “Independent Contractors”) since January 1, 2020 and which have been paid over $30,000 in any 12-month period. A copy of each Contract relating to the services provided by any such Independent Contractor to a Bryn Mawr Entity has been made available to WSFS prior to the date hereof. The Bryn Mawr Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Independent Contractor. The Bryn Mawr Entities have properly classified, pursuant to the Internal Revenue Code, the Fair Labor Standards Act, and any other applicable Law, all Independent Contractors used by the Bryn Mawr Entities at any point. The engagement of each Independent Contractor of each Bryn Mawr Entity is terminable upon no more than 30 days’ notice by the relevant Bryn Mawr Entity without any penalty, liability or severance obligation incurred by any Bryn Mawr Entity.

(d)    The Bryn Mawr Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

(e)    The Bryn Mawr Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of the Bryn Mawr Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(f)    Since December 31, 2017, there have not been any claims or charges with respect to wage and hour, discrimination, disability accommodation, or other employment matters by any employee of any Bryn Mawr Entity or by any individual who has applied for employment with any Bryn Mawr Entity, nor, to Bryn Mawr’s Knowledge, are there any such claims or charges currently threatened by any employee or applicant of any Bryn Mawr Entity. To Bryn Mawr’s Knowledge, there are no governmental investigations open or under consideration by with the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state Regulatory Authority charged with administering or enforcing employment related Laws.

(g)    All of the Bryn Mawr Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each Bryn Mawr Entity has completed a Form I-9 (Employment Eligibility Verification) for each employee, and each such Form I-9 has since been updated as required by Applicable Law and is correct and complete in all material respects as of the date hereof. The Bryn Mawr Entities are in compliance with the proper classification of the status of the employees and independent contractors (including for purposes of taxation and Tax reporting and under Bryn Mawr Benefit Plans).

(h)    Since December 31, 2017, none of the Bryn Mawr Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

(i)    The Bryn Mawr Entities have (i) implemented policies and procedures to enable social distancing and remote working environments for employees of the Bryn Mawr Entities, (ii) taken commercially reasonable steps to ensure regular disinfection and cleaning of work areas, including offices, restrooms, common areas and all high-touch surfaces in the workplace, and (iii) required all employees who report experiencing symptoms of COVID-19 (including cough, shortness of breath or fever) to either stay home or to go home immediately, as applicable. The Bryn Mawr Entities have complied in all material respects with all applicable Laws related to the Pandemic, including “shelter in place,” “essential business” and similar Pandemic Measures and applicable Laws concerning employee leaves of absence. Section 4.16(i) of Bryn Mawr’s Disclosure Memorandum lists all of the following for the Bryn Mawr Entities since March 1, 2020, or otherwise in response to or in connection with the Pandemic or business circumstances related thereto: (i) employee furloughs; (ii) reductions in employee salary, other compensation, benefits or hours; (iii) employee lay-offs or terminations; or (iv) other material changes in employee policies, practices or terms and conditions.

4.17.    Employee Benefit Plans.

(a)    Bryn Mawr has made available to WSFS prior to the execution of this Agreement, true and correct copies (or if not written, a written summary of its terms) of each current Bryn Mawr Benefit Plan, a complete and accurate list of which is included in Section 4.17(a) of Bryn Mawr’s Disclosure Memorandum. “Bryn Mawr Benefit Plan” means any Employee Benefit Plan (including all amendments thereto) that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to, by any Bryn Mawr Entity or Bryn Mawr ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Bryn Mawr or any Bryn Mawr ERISA Affiliate has or may have any obligation or Liability. For the avoidance of doubt, the term “Bryn Mawr Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of the Bryn Mawr Entity or any of its affiliates are eligible to participate. No Bryn Mawr Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Bryn Mawr has made available to WSFS prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Bryn Mawr Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by DOL, the United States Internal Revenue Service (“IRS”), or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Bryn Mawr Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other Regulatory Authority regarding a Bryn Mawr Benefit Plan, and (vi) all actuarial valuations of Bryn Mawr Benefit Plans.

(b)    Each Bryn Mawr Benefit Plan is and has been maintained in all material respects in compliance with the terms of such Bryn Mawr Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Bryn Mawr Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Bryn Mawr Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Bryn Mawr Benefit Plan and on which such Bryn Mawr Benefit Plan is entitled to rely. To Bryn Mawr’s Knowledge, nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such Bryn Mawr Benefit Plan. Within the past three years, no Bryn Mawr Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Bryn Mawr Benefit Plan. All assets of each Bryn Mawr Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c)    There are no pending, or, to Bryn Mawr’s Knowledge, threatened claims or disputes under the terms of, or in connection with, the Bryn Mawr Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material Liability to any Bryn Mawr Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any Bryn Mawr Benefit Plan.

(d)    Neither Bryn Mawr nor any Affiliate of Bryn Mawr has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Bryn Mawr Benefit Plan and no prohibited transaction has occurred with respect to any Bryn Mawr Benefit Plan that would be reasonably expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code. No Bryn Mawr Entity, Bryn Mawr Entity employee, nor any committee of which any Bryn Mawr Entity employee is a member has breached his or her fiduciary duty with respect to a Bryn Mawr Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Bryn Mawr Benefit Plan. To Bryn Mawr’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Bryn Mawr or any Bryn Mawr Entity employee, has breached his or her fiduciary duty with respect to a Bryn Mawr Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Bryn Mawr Benefit Plan that would reasonably be expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Bryn Mawr or any Affiliate of Bryn Mawr. The treatment of the Bryn Mawr Equity Awards as required under Section 2.3 of this Agreement is permitted by applicable Law and the terms of the applicable plan and award agreement. All Bryn Mawr Stock Options, and any other stock options granted by an Bryn Mawr Entity and outstanding at any time within the last six years, were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each such stock option has at all times been exempt from Section 409A of the Internal Revenue Code.

(e)    Neither Bryn Mawr nor any Bryn Mawr ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any material Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or material Liability with respect to: (i) any plan subject to Title IV of ERISA other than the plan set forth on Section 4.17(e) of Bryn Mawr’s Disclosure Memorandum (the “Bryn Mawr Pension Plan”), (ii) “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (iii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code), (iv) a self-funded health or welfare benefit plan, (v) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code), or (vi) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)    Each Bryn Mawr Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. No Bryn Mawr Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Bryn Mawr Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Bryn Mawr Benefit Plan and no circumstance exists which could give rise to such Tax.

(g)    The Bryn Mawr Pension Plan has been terminated and all assets distributed, Bryn Mawr received from the IRS a favorable determination letter on the termination of the Bryn Mawr Pension Plan, the PBGC approved the termination of the Bryn Mawr Pension Plan, and Bryn Mawr filed a final annual return on Form 5500 for the Bryn Mawr Pension Plan's final plan year. There are no outstanding Liabilities with respect to the Bryn Mawr Pension Plan, and there was no reversion of assets to any Bryn Mawr Entity in connection with the termination of the Bryn Mawr Pension Plan. No Bryn Mawr Entity, Bryn Mawr Entity employee, nor any committee of which any Bryn Mawr Entity employee is a member has breached his or her fiduciary duty with respect to any annuity purchase related to the termination of the Bryn Mawr Pension Plan.

(h)    All contributions required to be made to any Bryn Mawr Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Bryn Mawr Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Bryn Mawr.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Bryn Mawr Entity, or result in any (i) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (ii) limitation on the right of any Bryn Mawr Entity to amend, merge, terminate or receive a reversion of assets from any Bryn Mawr Benefit Plan or related trust, (iii) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (iv) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Section 4.17(i) of Bryn Mawr’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who is or might be reasonably expected to be a “disqualified individual” within the meaning of Section 280G of the Internal Revenue Code and has a contractual right to pay or benefits (or increase in pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, or could otherwise be a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code. No Bryn Mawr Benefit Plan provides for the gross up or reimbursement of Taxes under Internal Revenue Code Section 4999 or 409A, or otherwise.

4.18.    Material Contracts.

(a)    Except as otherwise reflected in the Bryn Mawr Financial Statements or the Bryn Mawr SEC Reports, none of the Bryn Mawr Entities, nor any of their respective Assets, businesses, or operations, is a party to, is bound by or receives benefits under any Contract, (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and that has not been filed as an exhibit to one of the Bryn Mawr SEC Reports, (b) which prohibits or materially restricts any Bryn Mawr Entity (or, following consummation of the transactions contemplated by this Agreement, WSFS) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (c) which limits the payment of dividends by any Bryn Mawr Entity, (d) pursuant to which any Bryn Mawr Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (e) between any Bryn Mawr Entity, on the one hand, and (i) any officer or director of any Bryn Mawr Entity, or (ii) to the Knowledge of Bryn Mawr, any (x) record or beneficial owner of five percent or more of the voting securities of Bryn Mawr, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Bryn Mawr, on the other hand, except those of a type available to directors, officers or employees of Bryn Mawr generally, (f) that provides for indemnification by any Bryn Mawr Entity of any Person, except for non-material Contracts entered into in the Ordinary Course, (g) with or to a labor union or guild (including any collective bargaining agreement), (h) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets or rights of any Bryn Mawr Entity, taken as a whole or (i) any other Contract or amendment thereto that is material to any Bryn Mawr Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each contract, arrangement, commitment or understanding of the type described in this Section 4.18, whether or not set forth in Bryn Mawr’s Disclosure Memorandum, together with all Contracts referred to in Sections 4.12 and 4.17(a), are referred to herein as the “Bryn Mawr Contracts.” With respect to each Bryn Mawr Contract: (i) the Contract is legal, valid and binding on a Bryn Mawr Entity and is in full force and effect and is enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions), (ii) no Bryn Mawr Entity is in material Default thereunder, (iii) no Bryn Mawr Entity has repudiated or waived any material provision of any such Contract and (iv) no other party to any such Contract is, to the Knowledge of Bryn Mawr, in material Default thereunder. All of the Bryn Mawr Contracts have been Previously Disclosed. All of the indebtedness of any Bryn Mawr Entity for money borrowed is prepayable at any time by such Bryn Mawr Entity without penalty or premium.

(b)    With respect to each Advisory Agreement and customer agreement with respect to broker dealer activities: (i) such Contract is legal, valid and binding on a Bryn Mawr Entity and, to Bryn Mawr’s Knowledge, is in full force and effect and is enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions), (ii) no Bryn Mawr Entity is in material Default thereunder, (iii) no Bryn Mawr Entity has repudiated or waived any material provision of any such Contract and (iv) no other party to any such Contract is, to the Knowledge of Bryn Mawr, in material Default thereunder.

4.19.    Agreements with Regulatory Authorities.

Subject to Section 10.15, no Bryn Mawr Entity is subject to any cease and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or Bryn Mawr Bank’s acceptance of brokered deposits (each, whether or not set forth in Bryn Mawr’s Disclosure Memorandum, a “Bryn Mawr Regulatory Agreement”), nor has any Bryn Mawr Entity been advised in writing or, to Bryn Mawr’s Knowledge, orally, since December 31, 2017, by any Regulatory Authority that Bryn Mawr Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Bryn Mawr Regulatory Agreement that is material to Bryn Mawr and its Subsidiaries, taken as a whole.

4.20.    Investment Securities.

(a)    Each Bryn Mawr Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Bryn Mawr Financial Statements or in the Bryn Mawr SEC Reports and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a Bryn Mawr Entity. Such securities are valued on the books of Bryn Mawr in accordance with GAAP in all material respects.

(b)    Each Bryn Mawr Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Bryn Mawr believes are prudent and reasonable in the context of their respective businesses, and each Bryn Mawr Entity has, since December 31, 2017, been in compliance with such policies, practices and procedures in all material respects.

4.21.    Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Bryn Mawr Entity or by any Bryn Mawr Entity for the account of a customer of any Bryn Mawr Entity (a) were entered into by such Bryn Mawr Entity in the Ordinary Course and in accordance with prudent banking practice and in all material respects with all applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Bryn Mawr Entity party thereto and, to the Knowledge of Bryn Mawr, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. Bryn Mawr Entities and, to the Knowledge of Bryn Mawr, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Bryn Mawr, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Bryn Mawr Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Bryn Mawr Entities in accordance with GAAP.

4.22.    Legal Proceedings.

(a)    There is no Litigation instituted or pending, or, to the Knowledge of Bryn Mawr, threatened against any Bryn Mawr Entity, or against any current or former director, officer or employee of a Bryn Mawr Entity in their capacities as such or against any Employee Benefit Plan of any Bryn Mawr Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Bryn Mawr Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr. Section 4.22(a) of Bryn Mawr’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Bryn Mawr Entity is a party. Section 4.22(a) of Bryn Mawr’s Disclosure Memorandum sets forth a list of all Orders to which any Bryn Mawr Entity is subject.

(b)    There is no Order imposed upon any Bryn Mawr Entity or the Assets of any Bryn Mawr Entity (or that, upon consummation of the Mergers, would apply to any Bryn Mawr Entity) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Bryn Mawr Entity.

4.23.    Statements True and Correct.

(a)    None of the information supplied or to be supplied by any Bryn Mawr Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to Bryn Mawr Entities and other portions within the reasonable control of Bryn Mawr Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b)    None of the information supplied or to be supplied by any Bryn Mawr Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a Bryn Mawr Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the shareholders of Bryn Mawr, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the Bryn Mawr Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Bryn Mawr Meeting.

4.24.    State Takeover Statutes and Takeover Provisions.

Bryn Mawr has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”). Bryn Mawr has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions. No Bryn Mawr Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of WSFS entitled to vote in the election of WSFS’s directors.

4.25.    Opinion of Financial Advisor.

The board of directors of Bryn Mawr has received the opinion of Keefe, Bruyette & Woods, Inc., which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of review undertaken by Keefe, Bruyette & Woods, Inc., as set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Bryn Mawr Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.26.    Tax and Regulatory Matters.

No Bryn Mawr Entity or, to the Knowledge of Bryn Mawr, any Affiliate thereof has taken or agreed to take any action, and Bryn Mawr does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27.    Loan Matters.

(a)    No Bryn Mawr Entity is a party to any written or oral Loan in which any Bryn Mawr Entity is a creditor which as of December 31, 2020, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of February 28, 2021, 90 days or more delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Section 4.27(a) of Bryn Mawr’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of the Bryn Mawr Entities that, as of December 31, 2020 (i) had an outstanding balance of $500,000 or more and were classified by Bryn Mawr as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Pass-Watch” or words of similar import, or (ii) are subject to a deferral or payment modification (including the date on which such Loans are to return to the contractual payment schedule in place prior to the deferral or payment modification), in each case (i) and (ii), together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of December 31, 2020.

(b)    Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Bryn Mawr Entity and are complete and correct in all material respects.

(c)    Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Bryn Mawr’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)    None of the Contracts pursuant to which any Bryn Mawr Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than first payment post-sale defaults) by the obligor on any such Loan.

(e)    (i) Section 4.27(e) of Bryn Mawr’s Disclosure Memorandum sets forth a list of all Loans as of February 28, 2021 by Bryn Mawr to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O) of any Bryn Mawr Entity, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f)    No Bryn Mawr Entity is now nor has it ever been since December 31, 2017, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

4.28.    Allowance for Credit Losses on Loans and Leases.

The allowance for credit losses (“ACL”) on loans and leases (formerly the Allowance for Loan and Lease Losses prior to the adoption of Accounting Standards Update 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments” on January 1, 2020) reflected in the Bryn Mawr Financial Statements was, as of the date of each of the Bryn Mawr Financial Statements, in the opinion of management of Bryn Mawr, in compliance with Bryn Mawr’s existing methodology for determining the adequacy of the ACL on loans and leases and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

4.29.    Insurance.

Except to the extent that such Bryn Mawr Entities have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bryn Mawr, Bryn Mawr Entities are insured with reputable insurers against such risks and in such amounts as the management of Bryn Mawr reasonably has determined to be prudent and consistent with industry practice. The Bryn Mawr Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Bryn Mawr Entities, Bryn Mawr or Bryn Mawr Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To Bryn Mawr’s Knowledge, no Bryn Mawr Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Bryn Mawr’s Knowledge, is the termination of any such policies threatened.

4.30.    Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., a Stifel Company, neither Bryn Mawr nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.31.    Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including but not limited to extensions of credit, between any Bryn Mawr Entity, on the one hand, and (a) any officer or director of any Bryn Mawr Entity, (b) any (i) record or beneficial owner of five percent or more of the voting securities of Bryn Mawr or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of Bryn Mawr, on the other hand, except those, in each case, of a type available to employees of Bryn Mawr generally and, in the case of Bryn Mawr Bank, that are fully compliant with Regulation O, Regulation W, and Section 18(z) of the FDIA, 12 U.S.C. § 1828(z).

4.32.    Investment Advisory Services.

(a)    Neither Bryn Mawr nor any Bryn Mawr Subsidiary currently serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), nor currently acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or any analogous applicable state Law. Bryn Mawr Bank offers Investment Advisory Services either through a third party or pursuant to an exemption from registration under the Investment Advisers Act and any analogous applicable state Law. Bryn Mawr Bank is not conducting any activities that would require it to be registered with the SEC as an investment adviser under the Investment Advisers Act or any analogous applicable state Law.

(b)    Section 4.32(b) of Bryn Mawr’s Disclosure Memorandum lists each Bryn Mawr Entity that provides, or has at any time since December 31, 2017 provided, Investment Advisory Services to any person (each such entity, an “Bryn Mawr Advisory Entity”) and each third party that provides Investment Advisory Services to customers of any Bryn Mawr Entity pursuant to a Contract between such third party and such Bryn Mawr Entity (each such third party, a “TP Advisory Entity,” and collectively with Bryn Mawr Advisory Entities, the “Advisory Entities”). With respect to each Advisory Entity (but solely with respect to the TP Advisory Entities in Sections 4.32(b)(iii), (iv), (vi), (viii) and (ix) to the Knowledge of Bryn Mawr):

(i)    Each Advisory Entity that is, or since December 31, 2017 was, required to register with the SEC under the Investment Advisers Act or under any analogous applicable state Law is or was so registered and operated since December 31, 2017 in compliance with all Laws applicable to it or its business. Each such Advisory Entity has, or since December 31, 2017 had, all registrations, Permits, exemptions, Orders and Consents required for the operation of its business or ownership of its Assets.

(ii)    Each Advisory Entity that is, or since December 31, 2017 was, required to register with the SEC under the Investment Advisers Act or under any analogous applicable state Law, has been and is in all material respects in compliance with each Advisory Agreement to which it is a party under which it provides Investment Advisory Services. Each Advisory Agreement includes all provisions required by and complies in all respects with applicable Law.

(iii)    Bryn Mawr has provided to WSFS form Advisory Agreements that are substantially similar, and conform in all material respects, to the Advisory Agreements in place between customers of any Bryn Mawr Entity and any Bryn Mawr Advisory Entity.

(iv)    Each Advisory Entity is in compliance with its obligations under ERISA to the extent applicable to such Advisory Entity.

(v)    Each Advisory Entity that is, or since December 31, 2017 was, required to register with the SEC under the Investment Advisers Act or under any analogous applicable state Law, has established in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since December 31, 2017, (A) written policies and procedures reasonably designed to prevent violation, by the Advisory Entity and its supervised persons, of applicable Law (B) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (C) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (D) written cyber security and identity theft policies and procedures, (E) written supervisory procedures and a supervisory control system, (F) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (G) written recordkeeping policies and procedures and (H) any other policies required to be maintained by such Bryn Mawr Advisory Entity under applicable law, including Rules 204A-1 and 206(4)-7 under the Investment Advisers Act.

(vi)    With respect to each Advisory Entity that is, or since December 31, 2017 was, required to register with the SEC under the Investment Advisers Act or under any analogous applicable state Law, (A) none of such Advisory Entity, its control persons, its directors, officers or employees (other than employees whose functions are solely clerical or ministerial), nor, to Bryn Mawr’s Knowledge, any of such Advisory Entity’s other “associated persons” (as defined in the Investment Advisers Act) is, or at any time since December 31, 2017 was (1) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (2) subject to ineligibility pursuant to Section 9(a) of the Investment Company Act to serve as investment adviser of an investment company registered under the Investment Company Act, (3) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (4) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (1), (2), (3) or (4), such Bryn Mawr Advisory Entity or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (B) is there any proceeding pending or, to Bryn Mawr’s Knowledge, threatened by any Regulatory Authority that would reasonably be expected to result in the ineligibility or disqualification of such Bryn Mawr Advisory Entity, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification.

(vii)    There are no unresolved issues with the SEC with respect to any Advisory Entity.

(viii)    As of the date hereof, no Advisory Entity is subject to, or has received written notice of, an examination, inspection, investigation or inquiry by a Regulatory Authority with respect to its Investment Advisory Services.

(ix)    No Advisory Entity that is, or since December 31, 2017 was, required to register with the SEC under the Investment Advisers Act or under any analogous applicable state Law, is prohibited from charging fees to any person pursuant to Rule 206(4)‑5 under the Investment Advisers Act or any similar “pay-to-play” rule or requirement.

(c)    No Consent or deemed Consent is required under any Advisory Agreement or applicable Law in connection with this Agreement and the transactions contemplated hereby. Since December 31, 2017, all transfers of Assets between Bryn Mawr Entities relating to the Investment Advisory Services were conducted in accordance with applicable Law and any Consents or deemed Consents required under any Advisory Agreement.

4.33.    Broker-Dealer Activities.

(a)    Neither Bryn Mawr nor any Bryn Mawr Subsidiary is a broker-dealer required to be registered, licensed or qualified as a broker-dealer under the Exchange Act or any analogous applicable state Law. Neither Bryn Mawr nor any Bryn Mawr Subsidiary is conducting, nor has at any time since December 31, 2017 conducted, broker-dealer activities.

(b)    Section 4.33(b) of Bryn Mawr’s Disclosure Memorandum lists each third party that provides broker-dealer services to customers of any Bryn Mawr Entity pursuant to a Contract between such third party and such Bryn Mawr Entity (each such third party, a “Broker-Dealer Entity”).

(i)    Each Broker-Dealer Entity that is, or since December 31, 2017 was, required to register as a broker-dealer under the Exchange Act or under any analogous applicable state Law is, and has been at all times since December 31, 2017, duly registered, licensed or qualified as a broker-dealer under the Exchange Act, and under the securities Laws of each jurisdiction where the conduct of its business requires such registration, licensing or qualification or has perfected and maintained an exemption from such registration. Each such Broker-Dealer Entity is, or since December 31, 2017 was, a member in good standing of FINRA and each other Self-Regulatory Organization where the conduct of its business requires such membership.

(ii)    To the Knowledge of Bryn Mawr, each Broker-Dealer Entity, since December 31, 2017, each Form BD or amendment to Form BD of each Broker-Dealer Entity the business of which requires, or since December 31, 2017 required, such filings, as of the date of filing with the SEC and FINRA, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    To the extent applicable, no Broker-Dealer Entity is, or since December 31, 2017 was, nor is any Affiliate of any Broker-Dealer Entity, nor, to the Knowledge of Bryn Mawr, any “associated person” as defined in the Exchange Act, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Broker-Dealer Entities as broker-dealers, municipal securities dealers, government securities brokers or government securities dealers under Section 15, Section 15B or Section 15C of the Exchange Act, or performing similar functions under the laws of other jurisdictions, and there is no formal proceeding or written notice of investigation (or, to Bryn Mawr’s Knowledge, any informal proceeding, non-public, formal proceeding or investigation) by any Regulatory Authority, whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation.

4.34.    Insurance Subsidiary.

Except as those that have not had or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Bryn Mawr, (a) since December 31, 2017, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Bryn Mawr Subsidiary (“Bryn Mawr Agent”) wrote, sold, produced, managed, administered or procured business for a Bryn Mawr Subsidiary, such Bryn Mawr Agent was, at the time the Bryn Mawr Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable Law, (b) no Bryn Mawr Agent has been since December 31, 2017, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Bryn Mawr Agent’s writing, sale, management, administration or production of insurance business for any Bryn Mawr Insurance Subsidiary and (c) each Bryn Mawr Agent was appointed by Bryn Mawr or a Bryn Mawr Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Bryn Mawr Agent were undertaken in compliance with applicable insurance Laws. Except as those that have not had or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Bryn Mawr, (i) since December 31, 2017, Bryn Mawr and the Bryn Mawr Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Bryn Mawr Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Bryn Mawr Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

4.35.    No Other Representations and Warranties.

(a)    Except for the representations and warranties in this ARTICLE 4 Bryn Mawr does not make any express or implied representation or warranty with respect to the Bryn Mawr Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Bryn Mawr hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Bryn Mawr in this ARTICLE 4, Bryn Mawr does not make and has not made any representation to WSFS or any of WSFS’s Affiliates or Representatives with respect to any oral or written information presented to WSFS or any of WSFS’s Affiliates or Representatives in the course of their due diligence investigation of Bryn Mawr (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    WSFS acknowledges and agrees that Bryn Mawr has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF WSFS

Except as Previously Disclosed, WSFS hereby represents and warrants to Bryn Mawr as follows:

5.1.    Organization, Standing, and Power.

(a)    Status of WSFS. WSFS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. WSFS is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. WSFS is a savings and loan holding company duly registered with the Federal Reserve under the HOLA. True, complete and correct copies of the certificate of incorporation of WSFS and the bylaws of WSFS, each as in effect as of the date of this Agreement, have been delivered or made available to Bryn Mawr.

(b)    Status of WSFS Bank. WSFS Bank is a direct, wholly owned Subsidiary of WSFS, is duly organized, validly existing and in good standing under the Laws of the United States of America, is authorized under the Laws of the United States of America to engage in its business and otherwise has the corporate power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted. WSFS Bank is authorized by the OCC to engage in the business of banking as a federal savings bank. WSFS Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. True, complete and correct copies of the articles of association and bylaws of WSFS Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Bryn Mawr.

5.2.    Authority of WSFS; No Breach By Agreement.

(a)    Authority. WSFS has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of WSFS entitled to vote on this Agreement and the Merger and the approval of the issuance of WSFS Common Stock pursuant to this Agreement by a majority of the votes cast by holders of shares of WSFS Common Stock at the WSFS Meeting to approve the WSFS Share Issuance as contemplated by Section 7.1 (the “WSFS Stockholder Approval”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of WSFS (including, approval by, and a determination by all of the members of the boards of directors of WSFS and WSFS Bank that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of WSFS’s stockholders and WSFS Bank’s stockholder and directing the submission of this Agreement, and the WSFS Share Issuance proposal to a vote at a meeting of stockholders), subject to receipt of the WSFS Stockholder Approval. Subject to the WSFS Stockholder Approval, and assuming the due authorization, execution and delivery by Bryn Mawr, this Agreement represents a legal, valid, and binding obligation of WSFS, enforceable against WSFS in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b)    No Conflicts. Subject to the receipt of the WSFS Stockholder Approval, neither the execution and delivery of this Agreement by WSFS, nor the consummation by WSFS of the transactions contemplated hereby, nor compliance by WSFS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of WSFS’s certificate of incorporation, bylaws or other governing instruments, or the articles of incorporation or association, bylaws or other governing instruments of WSFS Bank and any other WSFS Entity or any resolution adopted by the board of directors or the stockholders of any WSFS Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) violate any Law applicable to any WSFS Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective Assets of any WSFS Entity under any of the terms, conditions or provisions of any Contract or Permit of any WSFS Entity or under which any of their respective Assets may be bound, except (in the case of clause (y) above) where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS.

(c)    Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, the PBCL, the DGCL, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by WSFS or WSFS Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, WSFS does not have any Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

5.3.    Capitalization of WSFS.

(a)    Ownership. The authorized capital stock of WSFS consists of (i) 90,000,000 shares of WSFS Common Stock, $0.01 par value per share, and (ii) 7,500,000 shares of preferred stock, $0.01 par value per share. As of the close of business on March 8, 2021, (i) 47,503,067 shares of WSFS Common Stock (excluding treasury shares) were issued and outstanding, (ii) 10,086,936 shares of WSFS Common Stock were held by WSFS in its treasury, (iii) 322,349 shares of WSFS Common Stock were granted in respect of outstanding WSFS Restricted Stock Awards, (iv) 505,682 shares of WSFS Common Stock were reserved for issuance upon the exercise of outstanding WSFS Stock Options, and (v) no shares of WSFS preferred stock were issued and outstanding or held by WSFS in its treasury. As of the Effective Time, no more than (A) 48,000,000 shares of WSFS Common Stock will be issued and outstanding (excluding treasury shares), (B) 10,600,000 shares of WSFS Common Stock will be held by WSFS in its treasury, and (C) no shares of WSFS preferred stock will be issued and outstanding or held by its treasury.

(b)    Other Rights or Obligations. All of the issued and outstanding shares of capital stock of WSFS have been duly authorized and are validly issued, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of WSFS has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of WSFS.

(c)    Outstanding Equity Rights. Other than the WSFS Stock Options and the WSFS Restricted Stock Awards, in each case, outstanding as of the date of this Agreement and set forth in Sections 5.3(a)(iii) and 5.3(a)(iv), there are no (i) existing Equity Rights with respect to the securities of WSFS or WSFS Bank, (ii) Contracts under which WSFS or WSFS Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of WSFS (other than to WSFS or WSFS Bank), (iii) Contracts under which WSFS is or may become obligated to register shares of WSFS’s capital stock or other securities under the Securities Act, (iv) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which WSFS or WSFS Bank is a party or of which WSFS has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of WSFS or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of WSFS may vote. No WSFS Subsidiary owns any capital stock of WSFS.

5.4.    WSFS Subsidiaries.

WSFS or WSFS Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the WSFS Subsidiaries. The deposits in WSFS Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of WSFS, threatened. The articles of incorporation or association, bylaws, or other governing documents of each WSFS Subsidiary comply with applicable Law.

5.5.    Regulatory Reports.

(a)    WSFS’s Reports. Since December 31, 2017, WSFS has filed on a timely basis, all reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents required to be filed or furnished by it with any Regulatory Authority, including under any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. WSFS is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b)    WSFS SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any WSFS Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2017 (the “WSFS SEC Reports”) is publicly available. No such WSFS SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all WSFS SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of WSFS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the WSFS SEC Reports.

(c)    WSFS Bank’s Reports. WSFS Bank has duly filed with the OCC and any other applicable Regulatory Authorities, as the case may be, all reports, forms, returns, filings, information, data, registrations, submissions, statements, certifications, and documents, required to be filed or furnished by it under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. Subject to Section 10.15, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any WSFS Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any WSFS Entity since December 31, 2017.

5.6.    Financial Matters.

(a)    Financial Statements. The WSFS Financial Statements included or incorporated by reference in the WSFS SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the WSFS Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the WSFS Entities as of the respective dates set forth therein and the consolidated results of operations, stockholders’ equity and cash flows of the WSFS Entities for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments. The consolidated WSFS Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of WSFS as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of WSFS for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b)    Call Reports. The financial statements contained in the Call Reports of WSFS Bank for the periods ended December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of WSFS Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of WSFS Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of WSFS Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of WSFS Bank for the respective periods set forth therein, subject to year-end adjustments.

(c)    Systems and Processes. Each of WSFS and WSFS Bank have in place sufficient systems and processes that are customary for a financial institution of the size of WSFS and WSFS Bank and that are designed to (i) provide reasonable assurances regarding the reliability of WSFS Financial Statements and WSFS Bank’s financial statements and (ii) in a timely manner accumulate and communicate to WSFS and WSFS Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in WSFS Financial Statements and WSFS Bank’s financial statements or any report or filing to be filed or provided to any Regulatory Authority. Since December 31, 2017, neither WSFS nor WSFS Bank nor, to WSFS’s Knowledge, any employee, auditor, accountant or representative of any WSFS Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of WSFS Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to credit loss reserves, write-downs, charge-offs and accruals) of any WSFS Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any WSFS Entity has engaged in questionable accounting or auditing practices. No attorney representing any WSFS Entity, whether or not employed by any WSFS Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by WSFS or any of its officers, directors or employees to the board of directors of WSFS or any committee thereof or to any director or officer of WSFS. To WSFS’s Knowledge, there has been no instance of fraud by any WSFS Entity, whether or not material, that occurred during any period covered by WSFS.

(d)    Records. The records, systems, controls, data and information of the WSFS Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the WSFS Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. WSFS (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the WSFS Financial Statements and to ensure that information relating to the WSFS Entities is made known to the chief executive officer, chief financial officer or other members of executive management of WSFS by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of WSFS, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of WSFS are being made only in accordance with authorizations of management and directors of WSFS and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of WSFS’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to WSFS’s outside auditors and the audit committee of the board of directors of WSFS (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect WSFS’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in WSFS’s internal controls over financial reporting. To the Knowledge of WSFS, there is no reason to believe that WSFS’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e)    Auditor Independence. Since December 31, 2017, the independent registered public accounting firm engaged to express its opinion with respect to the WSFS Financial Statements included in the WSFS SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for WSFS and the WSFS Bank has not resigned or been dismissed as a result of or in connection with any disagreements with WSFS or WSFS Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(f)    Books and Records. Since December 31, 2017, the Books and Records of WSFS and WSFS Bank have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by WSFS and WSFS Bank.

5.7.    Absence of Undisclosed Liabilities.

No WSFS Entity has incurred any Liability except for Liabilities (a) incurred in the Ordinary Course that are not material in amount, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of WSFS as of December 31, 2020 included in the WSFS Financial Statements at and for the period ending December 31, 2020.

5.8.    Absence of Certain Changes or Events.

Since December 31, 2020, there has not been a Material Adverse Effect on WSFS.

5.9.    Tax Matters.

(a)    All WSFS Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and Tax Returns of the WSFS Entities are correct and complete in all material respects. None of the WSFS Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the WSFS Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the WSFS Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any WSFS Entity does not file a Tax Return that such WSFS Entity may be subject to Taxes by that jurisdiction.

(b)    None of the WSFS Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any WSFS Entity or the Assets of any WSFS Entity which have not been paid, settled or withdrawn or for which adequate reserves have not been established. None of the WSFS Entities has waived any statute of limitations in respect of any Taxes.

(c)    Each WSFS Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d)    The unpaid Taxes of each WSFS Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such WSFS Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the WSFS Entities in filing their Tax Returns.

(e)    None of the WSFS Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the WSFS Entities and other than any Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the WSFS Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was WSFS) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which WSFS is parent), or as a transferee or successor.

(f)    During the five-year period ending on the date hereof, none of the WSFS Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the WSFS Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g)    None of the WSFS Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the WSFS Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

5.10.    Compliance with Laws.

(a)    Each WSFS Entity has, and since December 31, 2017, has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. Since December 31, 2017, there has occurred no material Default under any such Permit and to the Knowledge of WSFS no suspension or cancellation of any such Permit is threatened. None of the WSFS Entities:

(i)    is in Default under any of the provisions of its articles of incorporation or association or bylaws (or other governing instruments);

(ii)    is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii)    subject to Section 10.15, has since December 31, 2017 received any written notification or communication from any Regulatory Authority or the staff thereof asserting that any WSFS Entity is not in compliance with any Laws or Orders, engaging in an unsafe or unsound activity, or in troubled condition.

(b)    Each WSFS Entity is in compliance in all material respects with all applicable Laws, and all Orders or conditions imposed in writing by a Regulatory Authority to which it or its Assets may be subject. WSFS and WSFS Bank are “well-capitalized” (as that term is defined in applicable Laws).

(c)     WSFS Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and WSFS has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in WSFS Bank having its current rating lowered such that it is no longer “satisfactory” or better.

5.11.    Agreements with Regulatory Authorities.

Subject to Section 10.15, no WSFS Entity is subject to any cease and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or WSFS Bank’s acceptance of brokered deposits (each, whether or not set forth in WSFS’s Disclosure Memorandum, a “WSFS Regulatory Agreement”), nor has any WSFS Entity been advised in writing or, to WSFS’s Knowledge, orally, since December 31, 2017, by any Regulatory Authority that WSFS Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such WSFS Regulatory Agreement that is material to WSFS and its Subsidiaries, taken as a whole.

5.12.    Legal Proceedings.

(a)    There is no Litigation instituted or pending, or, to the Knowledge of WSFS, threatened against any WSFS Entity, or against any current or former director, officer or employee of a WSFS Entity in their capacities as such or against any Employee Benefit Plan of any WSFS Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any WSFS Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS. Section 5.12(a) of WSFS’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any WSFS Entity is a party. Section 5.12(a) of WSFS’s Disclosure Memorandum sets forth a list of all Orders to which any WSFS Entity is subject.

(b)    There is no Order imposed upon any WSFS Entity or the Assets of any WSFS Entity (or that, upon consummation of the Mergers, would apply to any WSFS Entity) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any WSFS Entity.

5.13.    Statements True and Correct.

(a)    None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by WSFS with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy/Prospectus relating to WSFS Entities and other portions within the reasonable control of WSFS Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b)    None of the information supplied or to be supplied by any WSFS Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Joint Proxy/Prospectus, and any other documents to be filed by a WSFS Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy/Prospectus, when first mailed to the stockholders of WSFS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the WSFS Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the WSFS Meeting.

5.14.    Tax and Regulatory Matters.

No WSFS Entity or, to the Knowledge of WSFS, any Affiliate thereof has taken or agreed to take any action, and WSFS does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.15.    Brokers and Finders.

Except for Piper Sandler & Co., neither WSFS nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.16.    Opinion of Financial Advisor.

The board of directors of WSFS has received the opinion of Piper Sandler & Co. which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of review undertaken by Piper Sandler & Co. as set forth therein, the Merger Consideration to be paid to the holders of Bryn Mawr Common Stock in the Merger is fair, from a financial point of view, to WSFS. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.17.    Employee Benefit Plans.

(a)    Each WSFS Benefit Plan is and has been maintained in all material respects in compliance with the terms of such WSFS Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Each WSFS Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the WSFS Benefit Plan and on which such WSFS Benefit Plan is entitled to rely. To WSFS’s Knowledge, nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such WSFS Benefit Plan.

(b)    There are no pending, or, to WSFS’s Knowledge, threatened claims or disputes under the terms of, or in connection with, the WSFS Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material Liability to any WSFS Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any WSFS Benefit Plan.

(c)    Each WSFS Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

(d)    All contributions required to be made to any WSFS Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any WSFS Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of WSFS.

5.18.    Information Security.

To WSFS’s Knowledge, since December 31, 2017, no third party has gained unauthorized access to any WSFS Systems owned or controlled by any WSFS Entity, and the WSFS Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the WSFS Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each WSFS Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards applicable to such WSFS Entity and sufficient to reasonably maintain the operation of the respective business of such WSFS Entity in all material respects. Each WSFS Entity has implemented and maintains commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

5.19.    Loan Matters.

(a)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS, each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a WSFS Entity and are complete and correct in all material respects.

(b)    Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Bryn Mawr’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c)    All Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O) of any WSFS Entity are and were originated in compliance in all material respects with all applicable Laws.

5.20.    State Takeover Statutes and Takeover Provisions.

WSFS has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any Takeover Statutes. WSFS has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions. No WSFS Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Bryn Mawr entitled to vote in the election of Bryn Mawr’s directors.

5.21.    No Other Representations and Warranties.

(a)    Except for the representations and warranties in this ARTICLE 5, WSFS does not make any express or implied representation or warranty with respect to the WSFS Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and WSFS hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by WSFS in this ARTICLE 5, WSFS does not make and has not made any representation to Bryn Mawr or any of Bryn Mawr’s Affiliates or Representatives with respect to any oral or written information presented to Bryn Mawr or any of Bryn Mawr’s Affiliates or Representatives in the course of their due diligence investigation of WSFS (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Bryn Mawr acknowledges and agrees that WSFS has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 5.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1.    Affirmative Covenants of Bryn Mawr.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except required by Law, as otherwise expressly contemplated herein or as set forth in Section 6.1 of Bryn Mawr’s Disclosure Memorandum, Bryn Mawr shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the Ordinary Course and (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees. Notwithstanding anything to the contrary set forth in this Section 6.1 or Section 6.2, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Bryn Mawr will use reasonable best efforts to provide WSFS with prior written notice of any actions Bryn Mawr or any Bryn Mawr Entity takes with respect to the Pandemic, including Pandemic Measures, that differ from or are inconsistent with actions taken by Bryn Mawr with respect to the Pandemic prior to the date of this Agreement, to the extent such actions would otherwise require consent of WSFS under this Section 6.1 or Section 6.2 or would have a material impact on Bryn Mawr or any of its Subsidiaries.

6.2.    Negative Covenants of Bryn Mawr.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WSFS shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except as required by Law, otherwise expressly contemplated herein or as set forth in Section 6.2 of Bryn Mawr’s Disclosure Memorandum, Bryn Mawr covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)    amend the articles of incorporation or association, bylaws or other governing instruments of any Bryn Mawr Entity;

(b)    incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the Ordinary Course) (it being understood and agreed that the incurrence of indebtedness in the Ordinary Course shall include federal funds borrowings and Federal Home Loan Bank borrowings, the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements);

(c)    (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Bryn Mawr Entity (except for the acceptance of shares of Bryn Mawr Common Stock as payment for the exercise of Bryn Mawr Stock Options or for withholding taxes incurred in connection with the exercise of Bryn Mawr Stock Options or the vesting or settlement of Bryn Mawr Restricted Stock Awards and dividend equivalents thereon, in each case in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof), (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Bryn Mawr’s capital stock or other equity interests (except for (x) regular quarterly cash dividends by Bryn Mawr at a rate not in excess of $0.27 per share, increasing to $0.28 per share beginning in the third quarter of 2021, of Bryn Mawr Common Stock, and required dividends in respect of its trust preferred securities and (y) dividends paid by any of Bryn Mawr's wholly owned Subsidiaries in the Ordinary Course);

(d)    issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Bryn Mawr Common Stock or any other capital stock of any Bryn Mawr Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, except pursuant to the exercise of Bryn Mawr Stock Options or the vesting or settlement of Bryn Mawr Restricted Stock Awards (and dividend equivalents thereon, if any), in each case, granted under the Bryn Mawr Stock Plans prior to the date of this Agreement;

(e)    directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Bryn Mawr Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Bryn Mawr Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Bryn Mawr Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Bryn Mawr Entities) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(f)    (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than a wholly owned Subsidiary of Bryn Mawr, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Bryn Mawr Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)    (i) grant any increase in compensation or benefits to the employees or officers of any Bryn Mawr Entity, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of Bryn Mawr), in the Ordinary Course that do not exceed, in the aggregate 1% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a Bryn Mawr Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the Bryn Mawr Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Bryn Mawr Entity (iv) fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $100,000, other than for cause, (vi) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $100,000 or (vii) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

(h)    enter into, amend or renew any employment or independent contractor Contract between any Bryn Mawr Entity and any Person requiring payments thereunder in excess of $100,000 in any 12-month period that the Bryn Mawr Entity does not have the unconditional right to terminate with more than 30 days’ notice without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)    except with respect to a Bryn Mawr Benefit Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Bryn Mawr Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Bryn Mawr Benefit Plan, terminate or withdraw from, or amend, any Bryn Mawr Benefit Plan, (ii) make any distributions from such Bryn Mawr Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any Bryn Mawr Benefit Plan;

(j)    except in each case as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, as applicable, make any material change in any accounting principles, practices or methods or systems of internal accounting controls; or make or change any material Tax election, Tax accounting method, taxable year or period; amend any material Tax Returns; extend or waive any statute of limitations with respect to the assessment or determination of Taxes; settle or compromise any material Tax liability of any Bryn Mawr Entity, enter into any closing agreement with respect to any material Tax; surrender any right to claim a material Tax refund; secure a PPP Loan; or claim any other Tax relief or Tax benefit under a COVID-19 Relief Law;

(k)    commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Bryn Mawr Entity for money damages in excess of $500,000 or that would impose any material restriction on the operations, business or Assets of any Bryn Mawr Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l)    (i) enter into, renew, extend, modify, amend or terminate any Bryn Mawr Contract, any material Advisory Agreement or material customer agreement with respect to broker dealer activities, or any Contract which would be a Bryn Mawr Contract if it were in existence on the date hereof or (ii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m)    (i) enter into any new line of business or, except as required by policies imposed by a Regulatory Authority, change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by policies imposed by a Regulatory Authority or (iii) change or revoke any systems of internal accounting controls or disclosure controls;

(n)    make, or commit to make, any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by Bryn Mawr to WSFS;

(o)    materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, other than (i) in the Ordinary Course or (ii) as may be required by GAAP or policies imposed by a Regulatory Authority;

(p)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(q)    make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Bryn Mawr), except (i) new Loans not in excess of $10,000,000 or (ii) existing Loans or commitments for Loans that would not cause the aggregate extension for credit for an existing relationship to exceed $15,000,000, unless the renewal, amendment, modification or other change to an existing Loan would cause such Loan or Loans to exceed $10,000,000; provided, that any consent from WSFS sought pursuant to this Section 6.2(q) shall not be unreasonably withheld, conditioned or delayed; provided, further, that, if WSFS does not respond to any such request for consent within three business days after the relevant loan package is provided to WSFS, such non-response shall be deemed to constitute consent pursuant to this Section 6.2(q);

(r)    take any action that is intended to or which would reasonably be expected to adversely affect, impede or materially delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (ii) the consummation of the transactions contemplated by this Agreement, or (iii) performance of its covenants and agreements in this Agreement;

(s)    notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants, and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(t)    agree to take, make any commitment to take, or adopt any resolutions of Bryn Mawr’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3.    Covenants of WSFS.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Bryn Mawr shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except required by Law, as otherwise expressly contemplated herein or as set forth in Section 6.3 WSFS’s Disclosure Memorandum, WSFS covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)    amend the articles of incorporation, bylaws or other governing instruments of WSFS or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) of WSFS in a manner that would adversely affect Bryn Mawr or the holders of Bryn Mawr Common Stock adversely relative to other holders of WSFS Common Stock;

(b)    adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of WSFS;

(c)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(d)    take any action that is intended to or which would reasonably be expected to adversely affect, impede or materially delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement, (ii) the consummation of the transactions contemplated by this Agreement, or (iii) performance of its covenants and agreements in this Agreement;

(e)    notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or adversely affect, delay or materially impair its ability to perform its obligations, covenants, and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(f)    agree to take, make any commitment to take, or adopt any resolutions of WSFS’s board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1.    Registration Statement; Joint Proxy/Prospectus; Stockholder Approval.

(a)    WSFS and Bryn Mawr shall promptly prepare and file with the SEC, the Joint Proxy/Prospectus and WSFS shall prepare and file with the SEC the Registration Statement (including the Joint Proxy/Prospectus) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants. WSFS and Bryn Mawr agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Joint Proxy/Prospectus. Each of WSFS and Bryn Mawr agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and to promptly thereafter mail or deliver the Joint Proxy/Prospectus (including the Registration Statement) to the respective stockholders of each of Bryn Mawr and WSFS. WSFS also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Bryn Mawr shall furnish all information concerning Bryn Mawr and the holders of Bryn Mawr Common Stock as may be reasonably requested in connection with any such action.

(b)    Each of Bryn Mawr and WSFS shall duly call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (the “Bryn Mawr Meeting” and the “WSFS Meeting” respectively), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Bryn Mawr Shareholder Approval and the WSFS Stockholder Approval and, such other matters of the type customarily brought before an annual or special meeting of stockholders. Bryn Mawr and WSFS shall use their reasonable best efforts to cooperate to hold the Bryn Mawr Meeting and the WSFS Meeting, which such meetings may be held virtually subject to applicable Law and the organizational documents of Bryn Mawr and WSFS, as the case may be, on the same day and at the same time, and to set the same record date for each such meeting.

(c)    Subject to Section 7.2, the board of directors of each of Bryn Mawr and WSFS shall (i) recommend to its respective stockholders the approval of (A) this Agreement and the transactions contemplated hereby, in the case of Bryn Mawr (the “Bryn Mawr Recommendation”), and (B) this Agreement and the transactions contemplated hereby, including the WSFS Share Issuance, in the case of WSFS (the “WSFS Recommendation”), (ii) include such Bryn Mawr Recommendation and WSFS Recommendation in the Joint Proxy/Prospectus, and (iii) use its reasonable best efforts to obtain the Bryn Mawr Shareholder Approval, in the case of Bryn Mawr, and the WSFS Stockholder Approval, in the case of WSFS.

(d)    Subject to Section 7.2(d), neither the board of directors of Bryn Mawr nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to WSFS, the Bryn Mawr Recommendation, (ii) fail to make the Bryn Mawr Recommendation, in the Joint Proxy/Prospectus, or otherwise submit this Agreement to its stockholders without recommendation, (iii) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Bryn Mawr Recommendation, in each case within ten Business Days (or such fewer number of days as remains prior to the Bryn Mawr Meeting) after an Acquisition Proposal is made public or any request by the other party to do so, (iv) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, or (v) take any action, or make any public statement, filing or release inconsistent with the Bryn Mawr Recommendation, or submit this Agreement to the Bryn Mawr’s shareholders without recommendation (any of the foregoing being a “Change in the Bryn Mawr Recommendation”).

(e)    Subject to 7.2(e), neither the board of directors of WSFS nor any committee thereof shall (i) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Bryn Mawr, the WSFS Recommendation, (ii) fail to make the WSFS Recommendation, in the Joint Proxy/Prospectus, or otherwise submit this Agreement to its stockholders without recommendation, or (iii) take any action, or make any public statement, filing or release inconsistent with the WSFS Recommendation, or submit this Agreement and the WSFS Share Issuance to the WSFS’s stockholders without recommendation (any of the foregoing being a “Change in the WSFS Recommendation”).

(f)     Bryn Mawr or WSFS, as applicable, shall adjourn or postpone its respective stockholder meeting if, as of the time for which such meeting is scheduled there are insufficient shares of Bryn Mawr Common Stock or WSFS Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Bryn Mawr or WSFS shall also adjourn or postpone its respective stockholder meeting if, as of the time for which such meeting is scheduled, Bryn Mawr or WSFS, as the case may be, has not recorded proxies representing a sufficient number of shares necessary to obtain the Bryn Mawr Shareholder Approval or the WSFS Stockholder Approval. Notwithstanding anything to the contrary herein, each of the WSFS Meeting and Bryn Mawr Meeting shall be convened and this Agreement shall be submitted to the stockholders of each of WSFS and Bryn Mawr at the WSFS Meeting and Bryn Mawr Meeting, respectively, for the purpose of voting on the approval of this Agreement and the WSFS Share Issuance, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either WSFS or Bryn Mawr of such obligation. Each of WSFS and Bryn Mawr shall only be required to adjourn or postpone the WSFS Meeting and Bryn Mawr Meeting, as the case may be, two times pursuant to the first sentence of this Section 7.1(f).

7.2.    Acquisition Proposals.

(a)    No Bryn Mawr Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data in connection with, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, except to notify a Person that has made or, to the Knowledge of Bryn Mawr, is making inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of this Section 7.2, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction, or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of Bryn Mawr shall constitute a breach of this Section 7.2 by Bryn Mawr. In addition to the foregoing, Bryn Mawr shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)    Notwithstanding anything to the contrary in Section 7.2(a), if Bryn Mawr or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person at any time prior to the Bryn Mawr Shareholder Approval that did not result from or arise in connection with a breach of Section 7.2(a), Bryn Mawr and its Representatives may, prior to (but not after) the Bryn Mawr Meeting, take the following actions if the board of directors of Bryn Mawr (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Bryn Mawr’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person an executed confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms of the Confidentiality Agreement is in each provision with respect to WSFS (and such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Bryn Mawr): (A) furnish information to (but only if Bryn Mawr shall have provided such information to WSFS prior to furnishing it to any such Person), and (B) enter into discussions and negotiations with, such Person with respect to such unsolicited, bona fide written Acquisition Proposal.

(c)    Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Bryn Mawr shall advise WSFS in writing of the receipt of such Acquisition Proposal, request or inquiry, the name of the person making such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Bryn Mawr shall as promptly as practicable provide to WSFS (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Bryn Mawr shall provide WSFS as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep WSFS informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(d)    Notwithstanding anything herein to the contrary, at any time prior to the Bryn Mawr Meeting, the board of directors of Bryn Mawr may make a Change in the Bryn Mawr Recommendation (including, for the avoidance of doubt, approving, endorsing or recommending any Acquisition Proposal), if (i) Bryn Mawr has received a Superior Proposal (after giving effect to the terms of any revised offer by WSFS pursuant to this Section 7.2(d)), and (ii) the board of directors of Bryn Mawr has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of Bryn Mawr may not take the actions set forth in this Section 7.2(d) unless:

(i)    Bryn Mawr has complied in all material respects with this Section 7.2;

(ii)    Bryn Mawr has provided WSFS at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

(iii)    during such five Business Day period, Bryn Mawr has and has caused its financial advisors and outside legal counsel to, consider and negotiate with WSFS in good faith (to the extent WSFS desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by WSFS; and

(iv)    the board of directors of Bryn Mawr has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to by WSFS, if any, that such Superior Proposal remains a Superior Proposal and that failure to make a Change in the Bryn Mawr Recommendation would be a violation of the director’s fiduciary duties under applicable Law and, in which event, the board of directors of Bryn Mawr may communicate the basis for its lack of Bryn Mawr Recommendation to its shareholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the resolution approving this Agreement as of the date hereof may not be rescinded or amended.

Any material amendment to any Superior Proposal, will be deemed to be a new Superior Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

(e)    Notwithstanding anything herein to the contrary, at any time prior to the WSFS Meeting, the board of directors of WSFS may make a Change in the WSFS Recommendation, if the board of directors of WSFS has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors’ fiduciary duties under applicable Law; provided, that the board of directors of WSFS may not take the actions set forth in this Section 7.2(e) unless:

(i)     WSFS has provided Bryn Mawr at least five Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action;

(ii)    during such five Business Day period, WSFS has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Bryn Mawr in good faith (to the extent Bryn Mawr desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Bryn Mawr; and

(iii)    the board of directors of WSFS has determined in good faith, after consultation with outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed by Bryn Mawr, if any, that failure to make a Change in the WSFS Recommendation would be a violation of the director’s fiduciary duties under applicable Law and, in which event, the board of directors of WSFS may communicate the basis for its lack of WSFS Recommendation to its stockholders in the Joint Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the resolution approving this Agreement as of the date hereof may not be rescinded or amended.

(f)    Bryn Mawr and Bryn Mawr Subsidiaries shall, and Bryn Mawr shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than WSFS and its Representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(g)    Nothing contained in this Agreement shall prevent Bryn Mawr or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the stockholders of Bryn Mawr; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.3.    Exchange Listing.

WSFS shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq, subject to official notice of issuance, the shares of WSFS Common Stock to be issued to the holders of Bryn Mawr Common Stock pursuant to the Merger, and WSFS shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.4.    Consents of Regulatory Authorities.

(a)    WSFS and Bryn Mawr shall, and shall cause their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all Permits and Consents, of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such Permits and Consents of all such third parties and Regulatory Authorities. Each of WSFS and Bryn Mawr shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable Law or Order or by any Regulatory Authority. Notwithstanding the foregoing, in no event shall any WSFS Entities be required, and the Bryn Mawr Entities shall not be permitted (without WSFS’s prior written consent), to take any action, or commit to take any action, or to accept any restriction, commitment, or condition, involving the WSFS Entities or the Bryn Mawr Entities, which would be materially financially burdensome to the business, operations, financial condition or results of operations of WSFS and its Subsidiaries, taken as a whole, after giving effect to the Merger (any such condition, commitment, or restriction, a “Burdensome Condition”).

(b)     Each of WSFS and Bryn Mawr shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that Bryn Mawr shall not have the right to review portions of material filed by WSFS with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Mergers and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required Consent from a Regulatory Authority will not be obtained or that the receipt of such Consent may be materially delayed. Except for non-material routine communications between counsel and a Regulatory Authority relating to the regulatory approval process or status, each Party shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)    Subject to Section 10.15, each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party and/or Regulatory Authority.

7.5.    Access to Information; Confidentiality and Notification of Certain Matters.

(a)    Bryn Mawr and WSFS shall each promptly advise the other of any fact, change, event or circumstance (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would reasonably be likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(b) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to WSFS or Bryn Mawr.

(b)    Prior to the Effective Time, upon reasonable notice and subject to applicable Laws and Section 10.15, each of Bryn Mawr and WSFS shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other Party, access during normal business hours to its books, records, Contracts, properties and personnel and such other information as the other Party may reasonably request and furnish to the other Party promptly all other information concerning its business, properties and personnel as the other Party may reasonably request, provided, that such access or requests shall not unreasonably interfere with normal operations of the Party. No investigation by either Party or their respective Representatives shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Bryn Mawr nor WSFS nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Bryn Mawr’s or WSFS’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement or to the extent that Bryn Mawr or WSFS, as the case may be, impose any reasonable restrictions with respect to in-person access in light of the Pandemic or the Pandemic Measures, including the health and safety of such party’s employees. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)    Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and in pursuit of the transactions contemplated hereby in accordance with the terms of the letter agreement, dated January 27, 2021, between WSFS and Bryn Mawr (the “Confidentiality Agreement”).

7.6.    Press Releases.

Bryn Mawr and WSFS shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure as may, upon the advice of outside counsel, be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof. The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7.    Tax Treatment.

(a)    Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger and the Bank Merger, and to take no action which would cause the Merger and the Bank Merger not, to each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b)    Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP and to Squire Patton Boggs (US) LLP, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to each such counsel, at such time or times as may be reasonably requested by each such counsel, including as of the effective date of the Joint Proxy/Prospectus and the Closing Date, in connection with such counsels’ deliveries of opinions with respect to the Tax treatment of the Merger and the Bank Merger.

(c)    Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of WSFS and Bryn Mawr shall report the Merger and the Bank Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8.    Employee Benefits and Contracts.

(a)    For a period of one year following the Effective Time, except as contemplated by this Agreement, WSFS shall, or shall cause the Surviving Corporation to, provide to employees who are actively employed by a Bryn Mawr Entity at the Effective Time (“Covered Employees”) while employed by WSFS following the Closing Date employee benefits under WSFS Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by WSFS Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any WSFS Entity. Until such time as WSFS shall cause the Covered Employees to participate in the applicable WSFS Benefit Plans, the continued participation of the Covered Employees in the Bryn Mawr Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in WSFS Benefit Plans may commence at different times with respect to each of WSFS Benefit Plans). For purposes of determining eligibility to participate and vesting under WSFS Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under WSFS’s paid time off program, the service of the Covered Employees with a Bryn Mawr Entity prior to the Effective Time shall be treated as service with a WSFS Entity participating in such WSFS Benefit Plans, to the same extent that such service was recognized by the Bryn Mawr Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of WSFS Entities do not receive credit for prior service, (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b)    From and after the Effective Time, without limiting the generality of Section 7.8(a), with respect to each Covered Employee (and their beneficiaries) WSFS shall use reasonable best efforts to cause each life, disability, medical, dental or health plan of WSFS or its Subsidiaries in which each such Covered Employee becomes eligible to participate (to the extent permitted by the applicable carrier) to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or health plans of the Bryn Mawr Entities, (ii) provide credit under medical, dental and health plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Covered Employees (and their beneficiaries) under analogous plans of the Bryn Mawr Entities prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c)    Bryn Mawr shall, effective no later than 90 days prior to the anticipated Closing Date, take all necessary and appropriate actions, including any plan amendment, loan policy amendment and communications to participants, to provide that no further participant loans may be taken from any Bryn Mawr Benefit Plan that is defined contribution plan with a 401(k) feature (the “Bryn Mawr 401(k) Plan”). The form and substance of the amendments, documents and notices effecting such action shall be subject to the prior review and written approval of WSFS (such approval not to be unreasonably withheld, conditioned or delayed), and Bryn Mawr shall deliver to WSFS an executed or final copy of such amendments, documents and notices and shall fully comply with such amendments, documents and notices. Bryn Mawr shall, effective no later than the day immediately preceding the Closing Date (the “401(k) Plan Termination Date”) and contingent upon the Closing, adopt such necessary resolutions and/or amendments to the Bryn Mawr 401(k) Plan to terminate the Bryn Mawr 401(k) Plan as of the 401(k) Plan Termination Date. The form and substance of such resolutions and any necessary amendments shall be subject to the prior review and written approval of WSFS (such approval not to be unreasonably withheld, conditioned or delayed), and Bryn Mawr shall deliver to WSFS an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the board of directors of Bryn Mawr and shall fully comply with such resolutions and any necessary amendments.

(d)    Upon request by WSFS in writing prior to the Closing Date, the Bryn Mawr Entities shall cooperate in good faith with WSFS prior to the Closing Date to amend, freeze, terminate or modify any other Bryn Mawr Benefit Plan to the extent and in the manner determined by WSFS effective upon the Closing Date (or at such different time mutually agreed to by the Parties) and consistent with applicable Law. Bryn Mawr shall provide WSFS with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(d), as applicable, and give WSFS a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Bryn Mawr shall provide WSFS with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e)    Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of Bryn Mawr or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Bryn Mawr Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by WSFS, Bryn Mawr or any of their respective Affiliates, (ii) alter or limit the ability of Surviving Corporation, WSFS or any of their Subsidiaries or Affiliates to amend, modify or terminate any Bryn Mawr Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant of Bryn Mawr or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with WSFS or any WSFS Subsidiaries, the Surviving Corporation or the Bryn Mawr Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Bryn Mawr, WSFS or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Bryn Mawr or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

(f)    On the Closing Date, Bryn Mawr shall provide WSFS with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity and facility location.

(g)    To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code, Bryn Mawr shall, prior to the Closing Date, cooperate in good faith with WSFS to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

(h)    The parties shall perform the actions set forth on Section 7.8 of each of Bryn Mawr’s and WSFS’s Disclosure Memorandum.

7.9.    Indemnification.

(a)    From and after the Effective Time, each of WSFS and the Surviving Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted, the present and former directors or officers of the Bryn Mawr Entities, and any present and former employee or agent of the Bryn Mawr Entities entitled to indemnification and advancement of expenses under Bryn Mawr’s organizational documents or any agreements providing for indemnification by the Bryn Mawr Entities in place on the date hereof (each, an “Indemnified Party”), against all costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any threatened or actual claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to, the fact that such person is or was a director, officer, employee or agent of the Bryn Mawr Entities or, at Bryn Mawr’s request, of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Bryn Mawr’s organizational documents in place on the date hereof and applicable Law (and WSFS or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

(b)    WSFS shall cause to be maintained in effect for a period of six years after the Effective Time Bryn Mawr’s existing directors’ and officers’ liability insurance policy (provided, that WSFS may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Bryn Mawr given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time (including the transactions contemplated by this Agreement); provided, that WSFS shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Bryn Mawr’s directors and officers, 250% of the aggregate annual premium payments currently paid on Bryn Mawr’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, WSFS shall cause to be maintained policies of directors’ and officers’ liability insurance that, in the Surviving Corporation’s good faith determination, provide the most advantageous coverage obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, WSFS, or Bryn Mawr in consultation with WSFS, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, WSFS, or Bryn Mawr in consultation with WSFS, may purchase the most advantageous “tail” prepaid policy obtainable for a premium less than or equal to the Maximum Amount, and in each case, WSFS shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c)    Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Claim, shall promptly notify WSFS thereof (but the failure to so notify WSFS shall not relieve it from any liability which it may have under this Section 7.9, except to the extent that such failure materially prejudices WSFS). In the event of any such Claim (whether arising before or after the Effective Time): (i) WSFS or Surviving Corporation shall have the right to assume the defense thereof and, upon such assumption, WSFS and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof (except that if WSFS elects not to assume such defense, or counsel for the Indemnified Party reasonably advises the Indemnified Party that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between WSFS and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to WSFS, and WSFS shall pay the reasonable fees and expenses of such counsel), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) WSFS and Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that WSFS and Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)    If WSFS or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if WSFS (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, WSFS shall cause proper provision to be made so that the successors and assigns of WSFS shall expressly assume in writing the obligations set forth in this Section 7.9.

(e)    The provisions of this Section 7.9 shall survive the Effective Time and are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her respective heirs and Representatives.

7.10.    Operating Functions.

Bryn Mawr and Bryn Mawr Bank shall cooperate with WSFS and WSFS Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as WSFS may decide. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party). Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.11.    Stockholder Litigation.

Each of Bryn Mawr and WSFS shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Bryn Mawr or WSFS, as applicable, threatened against Bryn Mawr, WSFS or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Bryn Mawr, WSFS or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Bryn Mawr shall give WSFS every opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Bryn Mawr or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without WSFS’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).

7.12.    Legal Conditions to Mergers; Additional Agreements.

Subject to Sections 7.1 and 7.4 of this Agreement, each of Bryn Mawr and WSFS shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by any Regulatory Authority and any other third party that is required to be obtained by Bryn Mawr or WSFS or any of their respective Subsidiaries in connection with, or to effect, the Mergers and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of WSFS, on the one hand, and a Subsidiary of Bryn Mawr, on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by WSFS.

7.13.    Dividends.

After the date of this Agreement, each of WSFS and Bryn Mawr shall coordinate with the other regarding the declaration of any dividends in respect of WSFS Common Stock and Bryn Mawr Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Bryn Mawr Common Stock shall not receive two dividends or more, or fail to receive one dividend, in any quarter with respect to their shares of Bryn Mawr Common Stock and any shares of WSFS Common Stock any such holder receives in exchange therefor in the Merger.

7.14.    Change of Method.

WSFS may at any time change the method of effecting the combination of the Bryn Mawr and WSFS (including by providing for the merger of Bryn Mawr with a wholly owned Subsidiary of WSFS) if and to the extent requested by WSFS, and Bryn Mawr agrees to enter into such amendments to this Agreement as WSFS may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Mergers with respect to Bryn Mawr’s shareholders, or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.15.    Restructuring Efforts.

If either Bryn Mawr or WSFS shall have failed to obtain the Bryn Mawr Shareholder Approval or the WSFS Stockholder Approval, as applicable, at the duly convened Bryn Mawr Meeting or WSFS Meeting, as applicable, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its stockholders or adversely affect the Tax treatment of the Mergers with respect to the Bryn Mawr’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.15) to its respective stockholders for approval.

7.16.    Corporate Governance.

On or prior to the Effective Time, the boards of directors of WSFS and WSFS Bank shall cause the number of directors that will comprise the full board of directors of the Surviving Corporation and the Surviving Bank, as applicable, at the Effective Time to be increased by three members, and shall appoint Francis J. Leto and two other directors of Bryn Mawr’s board of directors (collectively, the “Bryn Mawr Directors”) to the boards of directors of the Surviving Corporation and the Surviving Bank, as applicable, as mutually agreed by Bryn Mawr and WSFS. Each such Bryn Mawr Director shall be appointed to a class of the board of directors of the Surviving Corporation and the Surviving Bank, as applicable, as mutually agreed by Bryn Mawr and WSFS. Notwithstanding the foregoing, WSFS’s and WSFS Bank’s, as applicable, obligation to appoint a particular Bryn Mawr Director is subject to each such Bryn Mawr Director’s compliance with WSFS’s and WSFS Bank’s, as applicable, governance and ethics policies, including customary interview and onboarding practices of WSFS and WSFS Bank, as applicable, in place from time to time, as reasonably determined by WSFS’s and WSFS Bank’s, as applicable, Corporate Governance and Nominating Committee.

7.17.    Takeover Statutes.

Neither WSFS nor Bryn Mawr shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each of WSFS and Bryn Mawr shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of WSFS and Bryn Mawr will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.18.    Exemption from Liability Under Section 16(b).

Bryn Mawr and WSFS agree that, in order to most effectively compensate and retain those officers and directors of Bryn Mawr subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Bryn Mawr Insiders”), both prior to and after the Effective Time, it is desirable that Bryn Mawr Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Bryn Mawr Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 7.18. The boards of directors of WSFS and of Bryn Mawr, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Bryn Mawr Common Stock and (ii) any acquisitions of WSFS Common Stock pursuant to the transactions contemplated by this Agreement and by any Bryn Mawr Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

7.19.    Service Agreements.

Prior to the Closing, Bryn Mawr shall use reasonable best efforts to cause each of the individuals set forth on Exhibit B hereto to remain employed by Bryn Mawr and to maintain the effectiveness of the Service Agreements as of the Effective Time.

7.20.    Assumption of Bryn Mawr Debt.

Prior to the Effective Time, WSFS or a Subsidiary of WSFS shall take all actions necessary for WSFS or any applicable Subsidiary to enter into a supplemental indenture or other documents with the trustee of the indentures set forth in Section 7.20 of Bryn Mawr’s Disclosure Memorandum (the “Bryn Mawr Indentures”) to evidence the succession of WSFS as the obligor on those Bryn Mawr Indentures as of the Effective Time. The Parties shall use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumptions effective to the extent required by the terms of such Bryn Mawr Indentures.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1.    Conditions to Obligations of Each Party.

The respective obligation of each Party to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)    Stockholder Approval. Each of the WSFS Stockholder Approval and the Bryn Mawr Shareholder Approval shall have been obtained.

(b)    Regulatory Approvals. (i) All required regulatory approvals, waivers or non-objections from the Federal Reserve, the OCC, the FDIC, the PDBS, the DOSBC and any other Regulatory Authority, and (ii) any other regulatory approvals or Consents contemplated by Sections 4.2(c) and 5.2(c) the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WSFS and Bryn Mawr (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c)    Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Mergers), in each case that remains in effect.

(d)    Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e)    Exchange Listing. The shares of WSFS Common Stock issuable pursuant to the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

8.2.    Conditions to Obligations of WSFS.

The obligation of WSFS to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by WSFS pursuant to Section 10.6:

(a)    Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Bryn Mawr set forth in this Agreement shall be assessed (in each case after giving effect to the lead in to Article IV) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.3(a), 4.3(c), 4.4(a) (second and third sentences only), 4.9(a), and 4.30 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.1, 4.2, 4.3(b), 4.4(a) (other than the second and third sentences), 4.4(b) and 4.4(c) shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)    Performance of Agreements and Covenants. Bryn Mawr shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Certificates. Bryn Mawr shall have delivered to WSFS (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Bryn Mawr and in Sections 8.2(a) and 8.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Bryn Mawr’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as WSFS and its counsel shall request.

(d)    Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(e)    Tax Matters. WSFS shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to WSFS (the “WSFS Tax Opinion”), dated as of the Closing Date, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such WSFS Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Bryn Mawr and WSFS reasonably satisfactory in form and substance to such counsel.

8.3.    Conditions to Obligations of Bryn Mawr.

The obligation of Bryn Mawr to consummate the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Bryn Mawr pursuant to Section 10.6:

(a)    Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of WSFS set forth in this Agreement shall be assessed (in each case after giving effect to the lead in to Article V) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.3(a), 5.4 (first sentence only), 5.8 and 5.15 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.1, 5.2, 5.3(b), 5.3(c) and 5.4 (other than the first sentence) shall be true and correct in all material respects. The representations and warranties set forth in each other section in ARTICLE 5 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b)    Performance of Agreements and Covenants. WSFS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Certificates. WSFS shall have delivered to Bryn Mawr (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to WSFS and in Sections 8.3(a) and 8.3(b) have been satisfied and (ii) certified copies of resolutions duly adopted by WSFS’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Bryn Mawr and its counsel shall request.

(d)    Tax Matters. Bryn Mawr shall have received a written opinion of Squire Patton Boggs (US) LLP, in form reasonably satisfactory to Bryn Mawr (the “Bryn Mawr Tax Opinion”), dated as of the Closing Date, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Bryn Mawr Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Bryn Mawr and WSFS reasonably satisfactory in form and substance to such counsel.

ARTICLE 9
TERMINATION

9.1.    Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Bryn Mawr or the stockholders of WSFS, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a)    by mutual written agreement of WSFS and Bryn Mawr;

(b)    by either Party, by written notice to the other Party, in the event (i)(A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised either Party in writing or both Parties orally that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, (B) any Regulatory Authority shall have requested in writing that WSFS, WSFS Bank, Bryn Mawr, Bryn Mawr Bank or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval, or (C) any Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable, (ii) subject to Section 7.15, the shareholders of Bryn Mawr fail to vote their approval of this Agreement and the transactions contemplated hereby at the Bryn Mawr Meeting where such matters were presented to such shareholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement) or (iii) subject to Section 7.15, the stockholders of WSFS fail to vote their approval of this Agreement and the transactions contemplated hereby at the WSFS Meeting where such matters were presented to such stockholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been a material cause of, or resulted in, such action;

(c)    by either Party, by written notice to the other Party, in the event that the Mergers shall not have been consummated by the first anniversary of the date of this Agreement (the “Termination Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d)    by WSFS, by written notice to Bryn Mawr, in the event that the board of directors of Bryn Mawr has (i) failed to make the Bryn Mawr Recommendation or otherwise effected a Change in the Bryn Mawr Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to WSFS (other than unintentional, immaterial breaches that do not prejudice WSFS’s rights under such section), or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the Bryn Mawr Meeting in accordance with Section 7.1;

(e)    by Bryn Mawr, by written notice to WSFS, in the event that the board of directors of WSFS has (i) failed to make the WSFS Recommendation or otherwise effected a Change in the WSFS Recommendation or (ii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the WSFS Meeting in accordance with Section 7.1;

(f)    by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Bryn Mawr, in the case of a termination by WSFS, or WSFS, in the case of a termination by Bryn Mawr, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by WSFS, or Section 8.3, in the case of a termination by Bryn Mawr, and which is not cured within the earlier of the Termination Date and 45 days following written notice to Bryn Mawr, in the case of a termination by WSFS, or WSFS, in the case of a termination by Bryn Mawr, or by its nature or timing cannot be cured during such period; or

(g)    By WSFS, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

9.2.    Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, and none of WSFS, Bryn Mawr, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) notwithstanding anything to the contrary contained in this Agreement, no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of any provision of this Agreement.

9.3.    Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

10.1.    Definitions.

(a)    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (communicated to Bryn Mawr or publicly announced to Bryn Mawr’s shareholders and whether binding or non-binding and written or oral) by any Person (other than a WSFS Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, directly or indirectly, by any Person (other than a WSFS Entity) of 25% or more in interest of the total outstanding voting securities of any Bryn Mawr Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Bryn Mawr, or any tender offer or exchange offer that if consummated would result in any Person (other than a WSFS Entity) beneficially owning 25% or more in interest of the total outstanding voting securities of any Bryn Mawr Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Bryn Mawr, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any Bryn Mawr Entities whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the Bryn Mawr; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated Assets of the Bryn Mawr Entities, taken as a whole.

“Advisory Agreement” means any Contract governing the provision of Investment Advisory Services.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person including, in the case of any Person that is not a natural person, “control” means (i) the ownership, control, or power to vote 25% or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the power to exercise a controlling influence over the management or policies of the other Person.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall mean the average of the daily closing prices for the shares of WSFS Common Stock for the ten consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by Nasdaq or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to its business.

“Bryn Mawr Common Stock” means the $1.00 par value common stock of Bryn Mawr.

“Bryn Mawr Entities” means, collectively, Bryn Mawr and all Bryn Mawr Subsidiaries.

“Bryn Mawr ERISA Affiliate” means any entity which together with a Bryn Mawr Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Bryn Mawr Financial Statements” means (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Bryn Mawr as of December 31, 2020, 2019, and 2018, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2020, 2019 and 2018, as filed by Bryn Mawr in the Bryn Mawr SEC Reports and (ii) the consolidated statements of condition of Bryn Mawr (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in the Bryn Mawr SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“Bryn Mawr Insurance Subsidiary” means each Subsidiary of Bryn Mawr through which insurance operations are conducted.

“Bryn Mawr Subsidiary” means a Subsidiary of Bryn Mawr, which shall include Bryn Mawr Bank, the entities set forth in Section 4.4(a)(i) of Bryn Mawr’s Disclosure Memorandum and any corporation, bank, savings association, trust company, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Bryn Mawr after the date hereof and held as a Subsidiary by Bryn Mawr at the Effective Time.

“Bryn Mawr Stock Plans” means the existing stock option and other stock-based compensation plans of Bryn Mawr designated as follows: Continental Bank Holdings, Inc. Amended and Restated 2005 Stock Incentive Plan, Bryn Mawr 2010 Long-Term Incentive Plan, Amended and Restated Bryn Mawr 2010 Long-Term Incentive Plan, and Bryn Mawr Director Stock Retainer Plan.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean, in the case of Bryn Mawr Bank or WSFS Bank, as applicable, Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136, 131 Stat. 281.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“COVID-19 Relief Law” means any Law released, issued or promulgated by a Regulatory Authority that grants to any Person the ability (i) to defer, reduce or eliminate any Taxes, (ii) to borrow or otherwise secure financing (including any PPP Loans), (iii) to obtain grants or other financial benefits, in each case as a result of, or in connection with, the effects of COVID-19, including the CARES Act, the Families First Coronavirus Response Act, and the Consolidated Appropriations Act, 2021.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” shall mean the fifth Business Day prior to the Closing Date, provided that if shares of the WSFS Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the fifth Business Day prior to the Closing Date on which shares of WSFS Common Stock actually trade on Nasdaq.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to or concurrently with execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not reasonably be likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“DOSBC” means the Office of the State Bank Commissioner of the State of Delaware.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FDIA” means the Federal Deposit Insurance Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any Regulatory Authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos, designs together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property or proprietary rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment Advisory Services” means investment management, investment advisory or sub-advisory services, or any other wealth management services including but not limited to trust and estate planning and trust administration.

“Joint Proxy/Prospectus” means the joint proxy statement and prospectus in definitive form relating to the meetings of Bryn Mawr’s shareholders and WSFS’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto).

“Key Employee” means an employee of any Bryn Mawr Entity having holder the position of Senior Vice President or above.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of, in the case of Bryn Mawr, those individuals set forth in Section 10.1 of Bryn Mawr’s Disclosure Memorandum and, in the case of WSFS, those individuals set forth in Section 10.1 of WSFS’s Disclosure Memorandum, and, in each case, the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, the Equal Credit Opportunity Act and Regulation B, Regulation O, Regulation W, the Gramm-Leach-Bliley Act, the BHC Act, the FDIA, the Sarbanes-Oxley Act, any Laws promulgated by the Bureau of Consumer Financial Protection, Laws administered or enforced by the Federal Reserve, the FDIC, the PDBS, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network, COVID-19 Relief Laws and Pandemic Measures, and any other applicable laws (including common law), ordinances, regulations, reporting or licensing requirements, rules, or statutes related to data protection or privacy, bank secrecy, financing or leasing practices, money laundering prevention, fair lending and fair housing, discrimination (including, without limitation, discriminatory lending, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures or consumer credit, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Bryn Mawr or Bryn Mawr Bank are party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to Bryn Mawr, the Commonwealth of Pennsylvania, and with respect to WSFS, the State of Delaware), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (H) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any epidemic, pandemic, or outbreak of any disease or other public health event (including the Pandemic and the implementation of the Pandemic Measures) in the jurisdictions in which Bryn Mawr or WSFS operate or (I) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D), (G), and (H) to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“Nasdaq” means the Nasdaq Global Select Market.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of Bryn Mawr and Bryn Mawr Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with Bryn Mawr and Bryn Mawr Bank’s practices and procedures prior to and as of such date. For purposes of this Agreement, the term “Ordinary Course,” with respect to either Party, shall take into account the commercially reasonable action or inaction by such Party and its Subsidiaries in response to the Pandemic to comply with the Pandemic Measures to the extent disclosed to the other Party prior to the date hereof.

“Pandemic” means any outbreaks, epidemics or pandemics relating to COVID-19, or any evolutions or mutations thereof.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other Laws or directives, guidelines or recommendations promulgated by any Regulatory Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Bryn Mawr or WSFS, and “Parties” means Bryn Mawr and WSFS.

“Per Share Cash Equivalent Consideration” means the product of the Average Closing Price multiplied by the Exchange Ratio.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Regulatory Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“PPP Loan” means (i) any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (ii) any loan that is an extension or expansion of, or is similar to, any covered loan described in clause (i).

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its respective SEC Reports, but with respect to the SEC Reports, prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

“Registration Statement” means the Registration Statement on Form S‑4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by WSFS under the Securities Act with respect to the shares of WSFS Common Stock to be issued to the shareholders of Bryn Mawr pursuant to this Agreement.

“Regulation O” means Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve (12 C.F.R. Part 215).

“Regulation W” means Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve (12 C.F.R. Part 223).

“Regulatory Authority” means, collectively, the SEC, Nasdaq, state securities authorities, the FINRA, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the OCC, the FDIC, the PDBS, the DOSBC, the OCC, the Consumer Financial Protection Bureau, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking, insurance or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, as amended, the Investment Advisers Act, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, limited liability companies, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Bryn Mawr determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to Bryn Mawr’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by WSFS), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by WSFS in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment or schedule thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

“WSFS Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, equity or equity-based compensation plan, vacation, bonus, incentive, retention, change in control or other incentive plan, severance pay plan (but not including severance agreements with individual employees), medical vision, dental or other health plan, any life insurance, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan that is adopted by any WSFS Entity or WSFS ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries thereof.

“WSFS Common Stock” means the $0.01 par value common stock of WSFS.

“WSFS Entities” means, collectively, WSFS and all WSFS Subsidiaries.

“WSFS ERISA Affiliate” means any entity which together with a WSFS Entity would be treated as a single employer under Internal Revenue Code Section 414.

“WSFS Financial Statements” means (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of WSFS as of December 31, 2020, 2019, and 2018, and the related statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2020, 2019 and 2018, as filed by WSFS in the WSFS SEC Reports and (ii) the consolidated statements of financial condition of WSFS (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in the WSFS SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“WSFS Stock Options” means each option or other Equity Right to purchase shares of WSFS Common Stock pursuant to stock options or stock appreciation rights.

“WSFS Restricted Stock Award” means each award of shares of WSFS Common Stock or other Equity Right to shares of WSFS Common Stock subject to vesting, repurchase or other lapse restriction granted under a WSFS Stock Plan.

“WSFS Share Issuance” means the issuance of shares of WSFS Common Stock in connection with the Merger.

“WSFS Stock Plans” means the existing stock option and other stock-based compensation plans of WSFS designated as follows: the WSFS 2018 Incentive Plan, the WSFS 2013 Incentive Plan and the WSFS 2005 Incentive Plan.

“WSFS Subsidiary” means a Subsidiary of WSFS, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of WSFS after the date hereof and held as a Subsidiary by WSFS at the Effective Time.

10.2.    Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan Termination Date	53
ACL	27
Advisory Entities	28
Agreement	1
Bank Merger	1

Bankruptcy and Equity Exceptions	9
Book-Entry Share	4
Broker-Dealer Entities	30
Bryn Mawr	1
Bryn Mawr 401(k) Plan	53
Bryn Mawr Advisory Entity	28
Bryn Mawr Agent	30
Bryn Mawr Bank	1
Bryn Mawr Bank Common Stock	10
Bryn Mawr Benefit Plan	20
Bryn Mawr Contracts	23
Bryn Mawr Directors	57
Bryn Mawr Indentures	58
Bryn Mawr Insiders	57
Bryn Mawr Meeting	46
Bryn Mawr Pension Plan	21
Bryn Mawr Recommendation	46
Bryn Mawr Regulatory Agreement	24
Bryn Mawr Restricted Stock Award	4
Bryn Mawr SEC Reports	11
Bryn Mawr Shareholder Approval	8
Bryn Mawr Stock Option	4
Bryn Mawr Systems	16
Bryn Mawr Tax Opinion	60
Bryn Mawr Voting Agreement	1
Burdensome Condition	50
Canceled Shares	3
Certificate	4
Change in the Bryn Mawr Recommendation	47
Change in the WSFS Recommendation	47
Charter Conversion	3
Chosen Courts	78
Claim	54
Closing	2
Closing Date	2
Confidentiality Agreement	51
Covered Employees	52
DGCL	1
DOL	19
Effective Time	2
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	4
HOLA	8
Holders	5
Indemnified Party	54
Independent Contractors	19
Investment Advisers Act	28
Investment Company Act	28
IRS	20
Maximum Amount	54

Merger	1
Merger Consideration	4
Mergers	1
OCC	3
PBCL	1
PBGC	20
PDBS	8
Permitted Liens	15
Requisite Regulatory Approvals	58
Sarbanes-Oxley Act	11
Service Agreements	1
Subsidiary Plan of Merger	3
Surviving Bank	1
Surviving Corporation	1
Takeover Statutes	25
Termination Date	61
Termination Fee	75
TP Advisory Entity	28
TP Broker-Dealer Entity	30
WSFS	1
WSFS Bank	1
WSFS Certificates	5
WSFS Meeting	46
WSFS Recommendation	46
WSFS Regulatory Agreement	38
WSFS SEC Reports	34
WSFS Stockholder Approval	32
WSFS Tax Opinion	59

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Mergers. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3.    Expenses.

(a)    Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy/Prospectus.

(b)    Notwithstanding Section 10.3(a),

(i)    if either Bryn Mawr or WSFS terminates this Agreement pursuant to Sections 9.1(b)(ii) or 9.1(c) (and the Bryn Mawr Shareholder Approval has not been obtained) or WSFS terminates pursuant to Section 9.1(f), and prior to such termination, any Person has made an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination Bryn Mawr shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Acquisition Proposal that had been made or publicly announced prior to such termination; or

(ii)    if WSFS shall terminate this Agreement pursuant to Section 9.1(d), then Bryn Mawr shall pay to WSFS an amount equal to $37,725,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c)    The payment of the Termination Fee by Bryn Mawr pursuant to Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of WSFS in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(c), 9.1(d), or 9.1(f). The Parties acknowledge that the agreement contained in Section 10.3(b) is an integral part of the transactions contemplated by this Agreement, and that without such agreement, the Parties would not enter into this Agreement; accordingly, if Bryn Mawr fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Bryn Mawr shall pay to WSFS its costs and expenses incurred (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing on the date such payment was due under this Agreement until the date of payment.

10.4.    Entire Agreement; No Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including Bryn Mawr’s Disclosure Memorandum and WSFS’s Disclosure Memorandum, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement, the Subsidiary Plan of Merger and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

10.5.    Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Bryn Mawr Shareholder Approval or WSFS Stockholder Approval has been obtained; provided, that after obtaining the Bryn Mawr Shareholder Approval or WSFS Stockholder Approval, there shall be made no amendment that requires further approval by such stockholders.

10.6.    Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Bryn Mawr Shareholder Approval or WSFS Stockholder Approval has been obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further stockholder approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

10.7.    Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by merger, consolidation or otherwise by operation of Law) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

10.8.    Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

WSFS:	WSFS Financial Corporation WSFS Bank Center 500 Delaware Avenue Wilmington, DE 19801 Facsimile Number: (302) 571-6842 Attention: Michael P. Reed Email: MReed@wsfsbank.com

Copy to Counsel:	Covington & Burling LLP One CityCenter 850 Tenth Street NW Washington, DC 20001 Facsimile Number: (202) 778-5986 Attention: Frank M. Conner III Email: rconner@cov.com;
Attention: Christopher J. DeCresce Email: cdecresce@cov.com Attention: Charlotte May Email: cmay@cov.com

Bryn Mawr:

Bryn Mawr Bank Corporation
The Bryn Mawr Trust Company
Bryn Mawr, Pennsylvania 19010
Facsimile Number: (610) 527-3715
Attention: Francis J. Leto

Email: fleto@bmtc.com

Attention: Lori A. Goldman
Email: lgoldman@bmtc.com

Copy to Counsel:	Squire Patton Boggs 201 East Fourth Street, Suite 1900 Cincinnati, Ohio 45202 Facsimile Number: (513) 361-1201 Attention: James Barresi Email: james.barresi@squirepb.com

10.9.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of Bryn Mawr shall be subject to the Laws of the Commonwealth of Pennsylvania and that matters relating to the Bank Merger shall be subject to the Laws of the United States to the extent they are mandatorily applicable).

(b)    Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10.    Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

10.11.    Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12.    Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13.    Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the Parties’ obligation to consummate the Merger) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

10.14.    Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15.    Confidential Supervisory Information.

Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b) or 12 C.F.R. § 4.32(b) shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

WSFS FINANCIAL CORPORATION

By:	/s/ Rodger Levenson
Name: Rodger Levenson Title: Chairman, President and Chief Executive Officer

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Name: Francis J. Leto Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]